As filed with the Securities and Exchange Commission on August 11, 2011

Registration No. ________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TASK TECHNOLOGIES, INC.
(Name of registrant in its charter)

Nevada	8742	20-4555920
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1971 East Beltline Ave NE, Suite 217
Grand Rapids, Michigan 49525
Phone: (888) 969-8275
(Address and telephone number of principal executive offices and principal place of business or intended principal place of business)

Incorp. Services, Inc.
2360 Corporate Circle, Suite 400
Henderson, Nevada, 89074-7722
(702) 866-2500
 (Name, address and telephone number of agent for service)

Copies to:

David M. Loev		John S. Gillies
The Loev Law Firm, PC		The Loev Law Firm, PC
6300 West Loop South, Suite 280	&	6300 West Loop South, Suite 280
Bellaire, Texas 77401		Bellaire, Texas 77401
Phone: (713) 524-4110		Phone: (713) 524-4110
Fax: (713) 524-4122		Fax: (713) 456-7908

Approximate date of proposed sale to the public:
as soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount Being Registered	Proposed Maximum Price Per Share(1)	Proposed Maximum Aggregate Price(1)	Amount of Registration Fee

Common Stock	700,750	$0.20	$140,150.00	$16.28

Total	700,750	$0.20	$140,150.00	$16.28

(1) The offering price is the stated, fixed price of $0.20 per share until the securities are quoted on the OTC Bulletin Board for the purpose of calculating the registration fee pursuant to Rule 457. This amount is only for purposes of determining the registration fee, the actual amount received by a selling shareholder will be based upon fluctuating market prices once the securities are quoted on the OTC Bulletin Board.

The Registrant hereby amends its Registration Statement, on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2011

PROSPECTUS

TASK TECHNOLOGIES, INC.

RESALE OF
700,750 SHARES OF COMMON STOCK

Initial Public Offering

The selling stockholders listed on page 30 may offer and sell up to 700,750 shares of our common stock under this Prospectus for their own account.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

A current Prospectus must be in effect at the time of the sale of the shares of common stock discussed above. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay all of the other offering expenses.

Each selling stockholder or dealer selling the common stock is required to deliver a current Prospectus upon the sale. In addition, for the purposes of the Securities Act of 1933, as amended, selling stockholders may be deemed underwriters.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 10, ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

PART I - INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS SUMMARY

The following summary highlights material information found in more detail elsewhere in the Prospectus. It does not contain all of the information you should consider. As such, before you decide to buy our common stock, in addition to the following summary, we urge you to carefully read the entire Prospectus, especially the risks of investing in our common stock as discussed under "Risk Factors." In this Prospectus, the terms "we," "us," "our," "Company," “Task Technologies” and "Task" refer to Task Technologies, Inc., a Nevada corporation.  "Common Stock" refers to the common stock, par value $0.001 per share, of Task Technologies, Inc.

We are a Michigan based company established in 2006 to offer information technology (“IT”) consulting and placement services to the health insurance industry. We provide our consulting clients with expertise in database programming and management in the health insurance industry. These services help our clients manage and leverage the information that they must maintain in order to support their subscribers and to be in compliance with the appropriate government agencies and regulations. We also provide placement services to clients that need talented personnel with a specific skill set that we are able to find due to our level of involvement in the health insurance industry.

As of June 30, 2011, we were performing consulting, placement or other services for three clients, one in the healthcare industry, one in the educational insurance industry and one in the wireless IT industry.  The Company also currently has Master Service Agreements with three other health care industry clients.

We believe that our business can grow in two ways. The first would be to enter into additional consulting and placement agreements with additional or existing clients. The second would be through acquisitions or mergers with other entities in our industry or other related industries which we believe will have a synergistic relationship with us, funding permitting; provided that we do not currently have any plans to enter into any such acquisitions or mergers at this time.

We had a working capital deficit of $195,647 and a total accumulated deficit of $268,351 as of March 31, 2011, had net income of $32,555 for the three months ended March 31, 2011, a net loss of $300,324 for the year ended December 31, 2010 and a net loss of $18,522 for the year ended December 31, 2009.  Furthermore, we believe that operating as a reporting company, which is our plan following the effectiveness of our Registration Statement, of which this Prospectus is a part, will cost us from $20,000 to $40,000 more per year in accounting, legal, managerial and filing expenses than we have historically spent. We have budgeted the need for approximately $50,000 of additional funding during the next 12 months to continue our business operations which does not include any funds which we would require to expand our operations as planned, and which amount does not include any funds to repay our currently outstanding promissory notes (as described in greater detail below under “Liquidity and Capital Resources”).  We plan to utilize funds available under a $500,000 line of credit with The Genesis Fund, Ltd. (“Genesis”), a subsidiary of VentureQuest Industries Corp. (“VentureQuest”), which is beneficially owned and controlled by Guy D. Roberts, our Chief Executive Officer, to supplement our revenues for the next approximately 12 months.  As of June 30, 2011, the Company had borrowed a total of $66,000 under the Line of Credit and $434,000 was available to be borrowed.

If the amount available under our line of credit with Genesis is insufficient to support our operations, and we are unable to raise adequate working capital for the remainder of fiscal 2011 and beyond, we will continue to market our services as funding permits and will continue to actively seek out additional funding, but we may be restricted in the implementation of our business plan.  Moving forward, we plan to seek out additional debt and/or equity financing; however, we do not currently have any specific plans to raise such additional financing at this time.   The sale of additional equity securities, if undertaken by the Company and if accomplished, may result in dilution to our shareholders. We cannot assure you, however, that future financing will be available in amounts or on terms acceptable to us, or at all.

We were originally incorporated as a Michigan corporation in February 2006 and re-domiciled as a Nevada corporation in October 2008. Our mailing address is 1971 East Beltline Ave NE, Suite 217, Grand Rapids, MI, 49525, our telephone number is 888-969-8275, and our fax number is 616-829-5902.  We maintain a website at www.task-technologies.net, which includes information we do not desire to be incorporated by reference herein.

The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

SUMMARY OF THE OFFERING:

Common Stock Offered:	700,750 shares by selling stockholders

Common Stock Outstanding Before The Offering:	9,700,750 shares

Common Stock Outstanding After The Offering:	9,700,750 shares

Use Of Proceeds:	We will not receive any proceeds from the shares offered by the selling stockholders in this Offering.

Offering Price:
The Offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares, will be willing to pay considering the nature and capital structure of our Company, the experience of our officers and Directors and the market conditions for the sale of equity securities in similar companies. The Offering price of the shares bears no relationship to the assets, earnings or book value of us, or any other objective standard of value. We believe that no shares will be sold by the selling shareholders prior to us becoming a publicly-traded company, at which time the selling shareholders will sell shares based on the market price of such shares. We are not selling any shares of our common stock, and are only registering the re-sale of shares of common stock previously sold by us.

No Market:
No assurance is provided that a market will be created for our securities in the future, or at all. If in the future a market does exist for our securities, it is likely to be highly illiquid and sporadic.

We intend to apply to the FINRA Over-The-Counter Bulletin Board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting company. If our common stock becomes traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Need for Additional Financing:
We had a working capital deficit of $195,647 and a total accumulated deficit of $268,351 as of March 31, 2011, had net income of $32,555 for the three months ended March 31, 2011, a net loss of $300,324 for the year ended December 31, 2010 and a net loss of $18,522 for the year ended December 31, 2009.  Furthermore, we believe that operating as a reporting company, which is our plan following the effectiveness of our Registration Statement, of which this Prospectus is a part, will cost us from $20,000 to $40,000 more per year in accounting, legal, managerial and filing expenses than we have historically spent. We have budgeted the need for approximately $50,000 of additional funding during the next 12 months to continue our business operations which does not include any funds which we would require to expand our operations as planned, and which amount does not include any funds to repay our currently outstanding promissory notes (as described in greater detail below under “Liquidity and Capital Resources”).  We plan to utilize funds available under a $500,000 line of credit with Genesis (of which $434,000 was  available as of June 30, 2011), a subsidiary of VentureQuest, which is beneficially owned and controlled by Guy D. Roberts, our Chief Executive Officer, to supplement our revenues for the next approximately 12 months.  If the amount available under our line of credit with Genesis is insufficient to support our operations, and we are unable to raise the additional funding we require, the value of our securities, if any, would likely become worthless and we may be forced to abandon our business plan.  Even assuming we raise the additional capital we require to continue our business operations, we will require substantial fees and expenses associated with this Offering, and we anticipate incurring net losses for the foreseeable future.  Our need for additional funding is described in greater detail below under “Liquidity and Capital Resources”.

Address:	1971 East Beltline Ave NE, Suite 217 Grand Rapids, Michigan 49525

Telephone Number:	(888) 969-8275

SUMMARY FINANCIAL DATA

You should read the summary consolidated financial information presented below as of March 31, 2011 and December 31, 2010 and for the three months ended March 31, 2011 and 2010 and for the years ended December 31, 2010 and 2009. We derived the summary financial information from our unaudited and audited consolidated financial statements for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009, respectively, appearing elsewhere in this Prospectus. You should read this summary financial information in conjunction with our plan of operation, financial statements and related notes to the financial statements, each appearing elsewhere in this Prospectus.

SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
MARCH 31, 2011 AND DECEMBER 31, 2010

ASSETS
	March 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
CURRENT ASSETS

Cash and Cash Equivalents	$5,419	$12,931

TOTAL CURRENT ASSETS	48,504	53,680

Property And Equipment, net	2,871	3,093

TOTAL ASSETS	$51,375	$56,773

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

TOTAL CURRENT LIABILITIES	$244,151	$282,304

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock - Stated Value $0.001 Per Share,
100,000,000 Shares Authorized
9,700,750 and 9,500,000 Shares Issued and Outstanding
as of March 31, 2011 and December 31, 2010,
respectively	1,903	1,703
Additional Paid in Capital	73,672	73,672
Accumulated Deficit	(268,351)	(300,906)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(192,776)	(225,531)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$51,375	$56,773

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
THREE MONTHS ENDED MARCH 31, 2011 AND 2010

	2011	2010

REVENUE	$168,933	$86,727

COST OF SALES	73,821	52,603

GROSS MARGIN	95,112	34,124

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	58,859	56,722

INCOME (LOSS) BEFORE OTHER EXPENSES
AND INCOME TAXES	36,253	(22,598)

OTHER EXPENSES
Interest Expense	3,698	(273)

INCOME (LOSS) BEFORE BENEFIT FROM INCOME TAXES	32,555	(22,325)

BENEFIT FROM INCOME TAXES	-	-

NET INCOME (LOSS)	$32,555	$(22,325)

SUMMARY CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

REVENUE	$563,638	$622,504

COST OF SALES	494,977	512,176

GROSS MARGIN	68,661	110,328

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	364,514	127,925

LOSS BEFORE OTHER EXPENSES
AND INCOME TAXES	(295,853)	(17,597)

OTHER EXPENSES
Interest Expense	6,207	957

LOSS BEFORE BENEFIT FROM INCOME TAXES	(302,060)	(18,554)

BENEFIT FROM INCOME TAXES	1,736	32

NET LOSS	$(300,324)	$(18,522)

RISK FACTORS

The securities offered herein are highly speculative and should only be purchased by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this Prospectus before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

The Company's business is subject to the following Risk Factors (references to "our," "we," "Task,” “Task Technology,” and words of similar meaning in these Risk Factors refer to the Company):

General Risks Relating to the Company

WE HAVE FUTURE CAPITAL NEEDS AND WITHOUT ADEQUATE CAPITAL WE MAY BE FORCED TO CEASE OR CURTAIL OUR BUSINESS OPERATIONS.

Our growth and continued operations could be impaired by limitations on our access to capital markets.   Additionally, as of June 30, 2011, we owed $26,722 to Steven R. Visser, the President of the Company and $171,000 to affiliates of the Company, the payment of which is secured by a security interest in substantially all of our assets, which amount includes $144,278 which bears interest at the rate of 12% per annum, which notes begin becoming due in August 2011.

Furthermore, we can give no assurances that the limited capital we have raised and the additional capital available to us from our principals, including a $500,000 line of credit available to us from Genesis (of which $434,000 was available as of June 30, 2011), a subsidiary of VentureQuest, which is beneficially owned and controlled by Guy D. Roberts, our Chief Executive Officer, will be adequate for our long-term growth.  If additional financing is available, it may involve issuing securities senior to our common stock, or equity financings which are dilutive to holders of our common stock.  In addition, in the event we do not raise additional capital from conventional sources, such as our existing investors or commercial banks, there is every likelihood that our growth will be restricted and we may be forced to scale back or curtail implementing our business plan (see also the description of our required capital for the remainder of fiscal 2011 and beyond as described below under “Liquidity and Capital Resources”).

Even if we are successful in raising capital in the future, we will likely need to raise additional capital to continue and/or expand our operations and repay out outstanding liabilities.  If we do not raise the additional capital, the value of any investment in our Company may become worthless. In the event we do not raise additional capital from conventional sources, it is likely that we may need to scale back or curtail implementing our business plan.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR BUSINESS OPERATIONS.

We believe that we may need to raise additional capital in the future.  While we believe we can currently sustain ourselves without any additional financing through the $500,000 available under the line of credit with Genesis (of which $434,000 was available as of June 30, 2011), we may need to raise additional funds for marketing, advertising costs and other expenses and to repay out currently existing liabilities in the future.  Additionally, if we fail to bring in any new clients, or choose to significantly grow our operations in the future, additional financing may be required.  If we are unable to obtain additional financing, our future growth, if any, could be impaired.  If we fail to raise additional funding in the future, we may not have enough money to pay our legal and accounting expenses and we could be forced to curtail or abandon our business plan, causing any investment in us to become worthless.  Additionally, even if we do raise additional funding, there can be no assurance that additional capital from outside sources will be available for our marketing and future growth, if any, or if such financing is available, that it will not involve issuing securities senior to our common stock or equity financings which are dilutive to holders of our common stock.  In addition, in the event we do not raise additional capital, we may be limited in our ability to grow our Company.

THE REPAYMENT OF THE $26,722 IN NOTES PAYABLE TO OUR PRESIDENT, STEVEN R. VISSER, AND $171,000 PAYABLE TO OUR AFFILIATES WHICH WERE OUTSTANDING AS OF JUNE 30, 2011 ARE SECURED BY A SECURITY INTEREST IN SUBSTANTIALLY ALL OF OUR ASSETS.

On or around April 8, 2010, Steven R. Visser, our President, Chief Financial Officer and Director, provided us a loan in the amount of $26,722, which was payable upon the earlier of demand or April 8, 2011, and has since been extended to April 8, 2012.  On or around June 11, 2010, Genesis, a subsidiary of VentureQuest, which is beneficially owned by Guy D. Roberts, our Chief Executive Officer, provided us a $60,000 loan, which was payable upon the earlier of demand or June 11, 2011, and did not bear interest, and which loan has subsequently been repaid in the amount of $13,500 and replaced by a Promissory Note issued under the Line of Credit in the amount of $46,500, payable on June 10, 2012, and accruing interest at the rate of 12% per annum.  Additionally, between July 23, 2010 and December 27, 2010, Genesis provided us an additional $95,000 in loans, which were evidenced by Promissory Notes, which accrued interest at the rate of 20% per annum until January 1, 2011, when the interest rate of such notes was reduced to 12% per annum, which notes begin becoming due in August 2011.  In July and August 2011, two of the notes, totaling an aggregate of $20,000 were refinanced through the Line of Credit and the due dates of such loans were effectively extended for an additional twelve months.

During the three months ended March 31, 2011, Genesis provided us an additional $19,500 in funding under the Line of Credit, which amount bears interest at the rate of 12% per annum and is due and payable beginning in January 2012.  As of June 30, 2011, the Company has borrowed a total of $66,000 under the Line of Credit.

All of the loans and notes described above are secured by a security interest in substantially all of our assets and we do not currently have sufficient funds to repay any of such notes payable.

If we default on the repayment of the notes payable or the amounts due under the Line of Credit, the holders thereof may enforce their security interests over the assets of the Company, which if enforced could leave us without any assets, and as a result, we could be forced to curtail or abandon our current business plans and operations. If that were to happen, any investment in the Company could become worthless.

SHAREHOLDERS WHO HOLD UNREGISTERED SHARES OF OUR COMMON STOCK MAY BE SUBJECT TO RESALE RESTRICTIONS PURSUANT TO RULE 144, IN THE EVENT WE ARE DEEMED TO BE A “SHELL COMPANY” OR A FORMER “SHELL COMPANY.”

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.  While we do not believe that we are a “shell company”, we may be deemed a “shell company” or former “shell company” pursuant to Rule 144, and as such, sales of our securities pursuant to Rule 144 may not be able to be made until 1) we have ceased to be a “shell company”; 2) we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for at least the previous one year period prior to any sale pursuant to Rule 144; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-“shell company.”  In the event we are deemed a “shell company” or former “shell company”, none of our non-registered securities will be eligible to be sold pursuant to Rule 144, until at least a year after we cease to be a “shell company”, any non-registered securities we sell in the future or issue to consultants or employees, in consideration for services rendered or for any other purpose will have no liquidity until and unless such securities are registered with the Commission and/or until a year after we cease to be a “shell company” and have complied with the other requirements of Rule 144.  As a result, it may be harder for us to fund our operations and pay our consultants with our securities instead of cash.  Furthermore, it will be harder for us to raise funding through the sale of debt or equity securities unless we agree to register such securities with the Commission, which could cause us to expend additional resources in the future.  In the event we are deemed to be a “shell company” or a former “shell company” it could prevent us from raising additional funds, engaging consultants, and using our securities to pay for any acquisitions (although none are currently planned), which could cause the value of our securities, if any, to decline in value or become worthless.

WE RELY ON CONTRACTS AND ARRANGEMENTS WITH PARTIES AFFILIATED WITH OUR OFFICERS AND DIRECTORS, AS WELL AS FUNDING PROVIDED BY OUR OFFICERS AND DIRECTORS TO SUPPORT OUR OPERATIONS, AND AS SUCH, WE MAY FACE POTENTIAL OR ACTUAL CONFLICTS OF INTEREST WITH SUCH PARTIES.

We utilize the services of Sabrecom Corp. (“Sabrecom”) from time to time.  Sabrecom is controlled by VentureQuest, which also owns a controlling interest in the Company, and which is beneficially owned by our Chief Executive Officer and Director, Guy D. Roberts. Sabrecom provides certain telecom and technical services to the Company pursuant to a Master Services Agreement which is was in effect until May 2011, and invoices the Company at a rate that is believed to be within the acceptable industry standard for such services.  The services provided by Sabrecom could not be performed by the Company’s own personnel.  We paid Sabrecom $1,000 and $3,975, respectively, for the years ended December 31, 2010 and 2009, for services rendered.  We provided Sabrecom with professional services totaling $81,500 during the year ended December 31, 2010, of which $81,500 had not been paid as of December 31, 2010 and $81,400 had not been repaid as of June 30, 2011. We included an allowance of $81,500 for receivables from Sabrecom as a related entity as of December 31, 2010 and $87,500 as of March 31, 2011.

We have subcontracted some of our work to Brookhaven Technologies, LLC. (“Brookhaven”), an entity which is wholly-owned, controlled and managed by Guy D. Roberts, our Chief Executive Officer and Director.  Brookhaven has provided the Company with programming services in order to fill the needs of our clients.  The rate paid to Brookhaven for these services is in line with or less than what would have been paid to another subcontractor in the same industry for the same services.  We paid Brookhaven $4,000 and $2,000 for the three months ended March 31, 2011 and 2010, respectively, and $4,000 and $82,000 during the years ended December 31, 2010 and 2009, respectively, for services rendered.

We had a consulting contract with VentureQuest to provide us with strategic business guidance, which was in effect until May 2010.  VentureQuest also owns a controlling interest in the Company, and is beneficially owned by our Chief Executive Officer and Director, Guy D. Roberts.  We paid VentureQuest an aggregate of $1,000 and $3,500 under this contact for services rendered during the year ended December 31, 2010 and 2009, respectively.

On or around April 8, 2010, Steven R. Visser, our President, Chief Financial Officer and Director, provided us a loan in the amount of $26,722, which is payable upon the earlier of demand or April 8, 2012.  On or around June 11, 2010, Genesis, a subsidiary of VentureQuest, which is beneficially owned by Guy D. Roberts, our Chief Executive Officer, provided us a $60,000 loan, which was payable upon the earlier of demand or June 11, 2011, and did not bear interest, and which loan has subsequently been repaid in the amount of $13,500 and replaced by a Promissory Note issued under the Line of Credit in the amount of $46,500, payable on June 10, 2012, and accruing interest at the rate of 12% per annum.  Between July 23, 2010 and December 31, 2010, Genesis provided us an additional $95,000 in loans, which were evidenced by Promissory Notes, which accrued interest at the rate of 20% per annum until January 1, 2011, when the interest rate of such notes was reduced to 12% per annum, which notes begin becoming due in August 2011.  In July and August 2011, two of the notes, totaling an aggregate of $20,000 were refinanced through the Line of Credit and the due dates of such loans were effectively extended for an additional twelve months.

Between December 31, 2010 and June 30, 2011, Genesis provided us $66,000 in funding under the Line of Credit, which amount is payable beginning in January 2012 and bears interest at 12% per annum.

All of the loans and notes described above are secured by a security interest in substantially all of our assets and we do not currently have sufficient funds to repay any of such notes payable.

Perceived or actual conflicts of interest between Sabrecom, Brookhaven, VentureQuest, Genesis, Mr. Roberts, Mr. Visser or our other affiliates, could cause our results of operations to be materially adversely affected and/or could cause the value of our securities to decline in value or become worthless.  Furthermore, the interests of Sabrecom, Brookhaven, VentureQuest, Genesis and our other affiliates may differ from the Company’s interests, and such parties may take actions which cause a material adverse effect on our results of operations and ability to continue our business plan.  Such actions may cause us to expend additional funds for the services we currently receive, seek out alternative arrangements for such service providers or may force us to seek out alternative lending arrangements with such parties, which could have a material adverse effect on our operations and cause any investment in the Company to become devalued or worthless.

WE RELY ON KEY PERSONNEL AND IF THEY LEAVE OUR COMPANY OUR BUSINESS PLAN COULD BE ADVERSELY AFFECTED.

The success of the Company will depend on the abilities of Guy D. Roberts, our Chief Executive Officer, and Director; Mark K. Ismond, our VP of Investor Relations, and Director; and Steven R. Visser, President, Chief Financial Officer, VP of Finance and Administration, and Director.  Their experience and input create the foundation for our business and they are responsible for the directorship and control over the Company's activities. The Company does hold "key man" insurance on all members of management. Moving forward, should they be lost for any reason, the Company will incur costs associated with recruiting replacement personnel and any potential delays in operations.  In addition, the loss of Mr. Roberts, Mr. Ismond, or Mr. Visser may force the Company to seek a replacement or replacements, who may have less experience, fewer contacts, or less understanding of the Company’s business.  Further, we can make no assurances that we will be able to find a suitable replacement for Mr. Roberts, Mr. Ismond, or Mr. Visser, which could force the Company to curtail its operations and/or cause any investment in the Company to become worthless. If we are unable to replace Mr. Roberts, Mr. Ismond, or Mr. Visser, the Company may be forced to scale back or curtail its business plan. As a result of this, any securities you hold in our Company could become devalued or worthless.

OUR OFFICERS AND DIRECTORS LACK EXPERIENCE IN AND WITH PUBLICLY-TRADED COMPANIES.

While we rely heavily on Guy D. Roberts, our Chief Executive Officer, and Director; Mark K. Ismond, our VP of Investor Relations, and Director; and Steven R. Visser, President, Chief Financial Officer, VP of Finance and Administration, and Director, they have no experience serving as an officer or Director of a publicly-traded company, or experience with the reporting requirements which public companies are subject to. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to their ultimate lack of experience with publicly-traded companies in general.

OUR CHIEF EXECUTIVE OFFICER AND DIRECTOR CURRENTLY EXERCISES MAJORITY VOTING CONTROL OVER THE COMPANY AND THEREFORE EXERCISES CONTROL OVER CORPORATE DECISIONS INCLUDING THE APPOINTMENT OF NEW DIRECTORS.

Guy D. Roberts, our Chief Executive Officer and Director currently beneficially owns 87.6% of our outstanding common stock.  Therefore, Mr. Roberts currently exercises majority voting control over the Company, and therefore exercises control in determining the outcome of all corporate transactions and other matters, including the election of Directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Any investors who purchase the Company’s securities will be minority shareholders and as such will have little to no say in the direction of the Company and the election of Directors. Additionally, it will be difficult if not impossible for investors to remove Mr. Roberts as a Director of the Company, which will mean he (and the other Directors he appoints) will remain in control of who serves as officers of the Company as well as whether any changes are made in the Board of Directors. As a potential investor in the Company, you should keep in mind that even if you own shares of the Company's common stock and wish to vote them at annual or special shareholder meetings, your shares will likely have little effect on the outcome of corporate decisions.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO FORECAST OUR FUTURE RESULTS, MAKING ANY INVESTMENT IN US HIGHLY SPECULATIVE.

We have a limited operating history, and our historical financial and operating information is of limited value in predicting our future operating results.  We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts.  Our current and future expense levels are based largely on our investment plans and estimates of future revenue.  As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could then force us to curtail or cease our business operations.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

The information technology (“IT”) consulting and placement services industry in the health insurance industry is highly competitive and fragmented. The Company expects competition to intensify in the future. The Company expects to compete with numerous national, regional and local companies, many of which have substantially greater financial, managerial and other resources than those presently available to the Company.    The Company can make no assurance that it will be able to effectively compete with other competitors or that competitive pressures, including possible downward pressure on the prices the Company charges or the market as a whole, will not arise. In the event that the Company cannot effectively compete on a continuing basis or competitive pressures arise, such inability to compete or competitive pressures will have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company’s direct competitors include, but are not limited to:

•	Catalyst Search, Denver, Colorado;
•	Blue Eagle Consulting, Birmingham, Alabama;
•	HP Technologies, Phoenix, Arizona;
•	Computer Sciences Corporation, Falls Church, Virginia; and
•	Patni, Cambridge, Massachusetts.

These competitors most likely have the financial resources to endure external economic pressures that may be difficult for the Company to navigate.  In order to compete with these competitors, the Company may be required to charge lower rates for its services, thereby enjoying a lesser amount of gross margin on sales, and as a result, the Company may have a more difficult time satisfying similar levels of overhead expenses.  The Company will most likely be required to keep overhead expenses at lower levels than those spent by its competitors going forward, and this may make efforts such as sales and marketing more difficult for the Company as compared to its competitors.  As a result, the value of the Company’s securities may be less than its competitors or may decline in value or become worthless.

OUR GROWTH WILL PLACE A SIGNIFICANT STRAIN ON OUR RESOURCES.

The Company's growth, if any, is expected to place a significant strain on the Company's managerial, operational and financial resources. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company will be able to achieve the rapid execution necessary to successfully implement its business plan. The Company's future operating results, if any, will also depend on its ability to add additional personnel commensurate with the growth of its business, if any. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be adversely affected.

OUR ARTICLES OF INCORPORATION AND BYLAWS LIMIT THE LIABILITY OF, AND PROVIDE INDEMNIFICATION FOR, OUR OFFICERS AND DIRECTORS.

Our Articles of Incorporation, generally limit our officers' and Directors' personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or Director except for breach of the duty of loyalty or acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law. Our Articles of Incorporation, as amended, and Bylaws provide indemnification for our officers and Directors to the fullest extent authorized by the Nevada Revised Statues against all expense, liability, and loss, including attorney's fees, judgments, fines excise taxes or penalties and amounts to be paid in settlement reasonably incurred or suffered by an officer or Director in connection with any action, suit or proceeding, whether civil or criminal, administrative or investigative (hereinafter a "Proceeding") to which the officer or Director is made a party or is threatened to be made a party, or in which the officer or Director is involved by reason of the fact that he is or was an officer or Director of the Company, or is or was serving at the request of the Company as an officer or director of another corporation or of a partnership, joint venture, trust or other enterprise whether the basis of the Proceeding is an alleged action in an official capacity as an officer or Director, or in any other capacity while serving as an officer or Director. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and Directors for liabilities incurred in connection with their good faith acts for the Company.  Such an indemnification payment might deplete the Company's assets. Stockholders who have questions regarding the fiduciary obligations of the officers and Directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder is against public policy and therefore unenforceable.

Risks Relating to Our Business Operations

A SIGNIFICANT OR PROLONGED ECONOMIC DOWNTURN COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

Our results of operations will be affected by the level of business activity of our clients and future clients, which in turn will be affected by the level of economic activity in the customer segments, industries and markets that they serve. A decline in the level of business activity of our clients could have a material adverse effect on our revenues and profit margin. Future economic conditions could cause clients to reduce or defer their expenditures for consulting services. We plan to implement cost-saving initiatives to manage our expenses; however, future cost-management initiatives may not be sufficient to maintain our margins, if any, if the economic environment should weaken for a prolonged period.

A REDUCTION IN SPENDING DUE TO THE ECONOMIC DOWNTURN COULD RESULT IN A DECREASE IN DEMAND FOR OUR SERVICES.

If spending on capital expenditures and marketing efforts in the healthcare industry decreases, the demand for services like those provided by us would likely decline. This decrease could reduce our opportunity for growth, increase our marketing and sales costs, and reduce the prices we can charge for services, which could reduce our revenue and operating results, if any.

IF WE FAIL TO DELIVER QUALITY SERVICES OR FULFILL CLIENT NEEDS, OR IF OUR SERVICES HARM OUR CLIENTS' BUSINESSES, WE MAY FACE ADDITIONAL EXPENSES, LOSSES OR NEGATIVE PUBLICITY.

Many of our engagements involve projects that are critical to the operations of our clients' businesses. If we cannot complete engagements to our clients' expectations and on a timely basis, we could materially harm our clients' operations. This could damage our reputation, subject us to increased risk of litigation, or force us to redesign the project. Any of these events could have a material adverse effect on our business, results of operations and financial condition. Though we carry general liability insurance coverage in an amount of $1,000,000 per occurrence and errors and omissions coverage in an amount of $1,000,000 per occurrence, the successful assertion of one or more significant claims against us could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE SUBJECT TO LIABILITY IF OUR SERVICES OR SOLUTIONS FOR OUR CLIENTS INFRINGE UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

It is possible that in performing services for our clients, we may inadvertently infringe upon the intellectual property rights of others. In such event, the owner of the intellectual property may commence litigation seeking damages and an injunction against both us and our client, and the client may bring a claim against us. Any infringement litigation would be costly, regardless of whether we ultimately prevail. Even if we prevail, we will incur significant expenses and our reputation would be hurt, which would affect our ability to generate business and the terms on which we would be engaged, if at all.

IF WE MAKE ANY ACQUISITIONS, THEY MAY DISRUPT OR HAVE A NEGATIVE IMPACT ON OUR BUSINESS.

If we make acquisitions in the future, funding permitting, of which there can be no assurance, we could have difficulty integrating the acquired companies' personnel and operations with our own. In addition, the key personnel of the acquired business may not be willing to work for us. We cannot predict the effect expansion may have on our core business. Regardless of whether we are successful in making an acquisition, the negotiations could disrupt our ongoing business, distract our management and employees and increase our expenses. In addition to the risks described above, acquisitions are accompanied by a number of inherent risks, including, without limitation, the following:

•	the difficulty of integrating acquired products, services or operations;
•	the potential disruption of the ongoing businesses and distraction of our management and the management of acquired companies;

•	difficulties in complying with regulations in other countries that relate to our businesses;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	the potential impairment of relationships with employees and customers as a result of any integration of new management personnel;
•	the potential inability or failure to achieve additional sales and enhance our customer base through cross-marketing of the products to new and existing customers;
•	the effect of any government regulations which relate to the business acquired;
•
potential unknown liabilities associated with acquired businesses or product lines, or the need to spend significant amounts to retool, reposition or modify the marketing and sales of acquired products or the defense of any litigation, whether or not successful, resulting from actions of the acquired company prior to our acquisition;

•	difficulties in disposing of the excess or idle facilities of an acquired company or business and expenses in maintaining such facilities; and
•	potential expenses under the labor, environmental and other laws of various jurisdictions.

Our business could be severely impaired if and to the extent that we are unable to succeed in addressing any of these risks or other problems encountered in connection with an acquisition, many of which cannot be presently identified. These risks and problems could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Further, the commencement of business in other countries may be subject to significant risks in areas which we are not able to prepare for in advance.

COMPETITION FOR HIGHLY SKILLED TECHNICAL PERSONNEL IS INTENSE AND THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN HIGHLY SKILLED PROFESSIONALS.

Our future success will depend to a significant extent on our ability to attract, train and retain highly skilled IT development professionals. We believe there is a shortage of, and significant competition for, IT development professionals with the advanced technological skills necessary to perform the services we offer. Our ability to maintain and renew existing engagements and obtain new business will depend, in large part, on our ability to attract and retain technical personnel with the skills that keep pace with continuing changes in information technology, evolving industry standards and changing customer preferences. Further, we must manage our growing work force, requiring an increase in the level of responsibility for both existing and new management personnel. We cannot assure you that the management skills and systems currently in place will be adequate or that we will be able to assimilate new employees successfully. Our failure to attract and retain current or future employees could have a material adverse effect on our business, results of operations and financial condition.

IF WE ARE UNABLE TO COLLECT OUR RECEIVABLES FROM OR BILL OUR UNBILLED SERVICES TO OUR CLIENTS, OUR RESULTS OF OPERATIONS AND CASH FLOWS COULD BE ADVERSELY AFFECTED.

Our business depends on our ability to successfully obtain payment from our clients of the amounts they owe us for work performed. We evaluate the financial condition of our clients and usually bill and collect on relatively short cycles. Actual losses on client balances could differ from those that we currently anticipate and as a result we might need to adjust our allowances. There is no guarantee that we will accurately assess the creditworthiness of our clients. Macroeconomic conditions, such as the continued credit crisis and related turmoil in the global financial system, could also result in financial difficulties, including limited access to the credit markets, insolvency or bankruptcy, for our clients, and as a result could cause clients to delay payments to us, request modifications to their payment arrangements that could increase our receivables balance, or default on their payment obligations to us. Timely collection of client balances also depends on our ability to complete our contractual commitments and bill and collect our contracted revenues. If we are unable to meet our contractual requirements, we might experience delays in collection of and/or be unable to collect our client balances, and if this occurs, our results of operations and cash flows could be adversely affected. In addition, if we experience an increase in the time to bill and collect for our services, our cash flows could be adversely affected.

WE RELY ON A FEW CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES.

For the three months ending March 31, 2011, the Company’s top four customers accounted for 37%, 27%, 15% and 13% of the total annual sales.  For the year ended December 31, 2010, four customers accounted for 39%, 30%, 15% and 15% of the Company’s total annual sales.  For the year ended December 31, 2009, two customers accounted for 56% and 42% of the Company’s total annual sales.  While the volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year may not use our services in a subsequent year, the loss of a significant customer of the Company could have a material adverse effect on our business, results of operations and financial condition.

OUR PROFITABILITY COULD SUFFER IF WE ARE NOT ABLE TO MAINTAIN FAVORABLE PRICING RATES.

Our profit margin, and therefore our profitability, is dependent on the rates we are able to recover for our services. If we are not able to maintain favorable pricing for our services, our profit margin and our profitability could suffer. The rates we are able to recover for our services are affected by a number of factors, including:

•	our clients’ perceptions of our ability to add value through our services;
•	competition;
•	introduction of new services or products by us or our competitors;
•	our competitors’ pricing policies;
•	bid practices of clients and their use of third-party advisors;
•	the use by our competitors and our clients of offshore resources to provide lower-cost service delivery capabilities; and
•	general economic and political conditions.

OUR OPERATING RESULTS MAY EXPERIENCE SIGNIFICANT QUARTERLY FLUCTUATIONS.

We historically have experienced significant quarterly fluctuations in our revenues and results of operations and expect these fluctuations to continue. Among the factors causing these variations have been:

•	the number, timing, scope and contractual terms of IT development and maintenance projects in which we are engaged;
•	delays incurred in the performance of those projects;
•	the accuracy of estimates of resources and time required to complete ongoing projects; and
•	general economic conditions.

In addition, our future revenues, operating margins and profitability may fluctuate as a result of:

•	changes in pricing in response to customer demand and competitive pressures;
•	changes to the financial condition of our clients;
•	the ratio of fixed-price contracts versus time-and-materials contracts;
•	employee wage levels and utilization rates;
•	the timing of collection of accounts receivable; and
•	changes to levels and types of stock-based compensation awards and assumptions used to determine the fair value of such awards.

A percentage of our operating expenses, particularly support personnel and rent, are relatively fixed in advance of any particular quarter. As a result, unanticipated variations in the number and timing of our projects or in employee wage levels and utilization rates may cause significant variations in our operating results in any particular quarter, and could result in losses. Any significant shortfall of revenues in relation to our expectations, any material reduction in utilization rates for our professional staff, an unanticipated termination of a major project or a customer’s decision not to pursue a new project could require us to pay underutilized employees and could therefore have a material adverse effect on our business, results of operations and financial condition.

IF OUR CLIENTS ARE NOT SATISFIED WITH OUR SERVICES, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

Our business model depends in large part on our ability to attract additional work from our base of existing clients. Our business model also depends on relationships we develop with our clients so that we can understand our clients’ needs and deliver solutions and services that are tailored to those needs. If a client is not satisfied with the quality of work performed by us, or with the type of or quality of individual delivered, the profitability of that work might be impaired, and the client’s dissatisfaction with our services could damage our ability to obtain additional work from that client. In particular, clients that are not satisfied might direct future business to our competitors. In addition, negative publicity related to our client services or relationships, regardless of its accuracy, may further damage our business by affecting our ability to compete for new contracts with current and prospective clients.

OUR RESULTS OF OPERATIONS MAY BE AFFECTED BY THE RATE OF GROWTH AND THE NUMBER OF NEW HIRES OF OUR CLIENTS AND POTENTIAL CLIENTS AS WELL AS THE TYPE AND LEVEL OF SPENDING BY OUR CLIENTS ON NEW EMPLOYEES.

Our business depends in part upon continued growth in the numbers and use of employees by our clients and prospective clients and their customers and suppliers. In challenging economic environments, our clients may reduce or defer their spending on new employees in order to focus on other priorities. If the growth of use of additional employees by our clients or potential clients or our clients’ spending on new hires declines, our results of operations could be adversely affected.

OUR ABILITY TO ATTRACT AND RETAIN CLIENTS MAY DEPEND ON OUR REPUTATION IN THE MARKETPLACE.

Our services are marketed to clients and prospective clients based on a number of factors. Since many of our specific client engagements involve unique services and solutions, our corporate reputation is a significant factor in our clients’ evaluation of whether to engage our services. We believe our reputation is what helps distinguish our services from those of our competitors. However, our corporate reputation is potentially susceptible to damage by actions or statements made by current or former clients, and competitors.  Any negative comments regarding our services could hurt our reputation, make it harder for us to find clients and/or potential consultants to place and could ultimately affect our operations, and materially adversely affect our results of operations.

HEALTH CARE REFORM COULD INCREASE THE COSTS OF THE COMPANY’S TEMPORARY STAFFING OPERATIONS.

The new health care reform legislation adopted by Congress in 2010 may increase the costs of health care and as a result, our placement services. Depending upon the provisions of any final legislation that is enacted, the cost to the Company of providing temporary employees may be increased by the terms of the reform. Such an increase in costs could have a material adverse effect on the Company’s profit margins or, if the Company increases its charges to clients, upon the demand for the Company’s services, which could materially reduce revenues.

CHANGES IN THE HEALTH INSURANCE INDUSTRY COULD AFFECT THE NEED FOR OUR SERVICES.

Because the health insurance industry is the primary source of our revenues, any change in the industry could have an adverse affect on our ability to generate revenues. Such changes could arise from legislative or regulatory action by government entities. The need for our services could also be affected if the need for health insurance by consumers were to decrease.  Changes in the health insurance industry that result in a decreased need of health insurance by the public could have a material adverse effect on our revenues and financial condition.

Risks Relating To the Company’s Securities

WE HAVE NEVER ISSUED CASH DIVIDENDS IN CONNECTION WITH OUR COMMON STOCK AND HAVE NO PLANS TO ISSUE DIVIDENDS IN THE FUTURE.

We have paid no cash dividends on our common stock to date and it is not anticipated that any cash dividends will be paid to holders of our common stock in the foreseeable future.  While our dividend policy will be based on the operating results and capital needs of our business, it is anticipated that any earnings will be retained to finance our future expansion.

INVESTORS MAY FACE SIGNIFICANT RESTRICTIONS ON THE RESALE OF OUR COMMON STOCK DUE TO FEDERAL REGULATIONS OF PENNY STOCKS.

Our common stock will be subject to the requirements of Rule 15(g)9, promulgated under the Securities Exchange Act as long as the price of our common stock is below $5.00 per share. Under such rule, broker-dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990, also requires additional disclosure in connection with any trades involving a stock defined as a penny stock.

Generally, the Commission defines a penny stock as any equity security not traded on an exchange or quoted on NASDAQ that has a market price of less than $5.00 per share. The required penny stock disclosures include the delivery, prior to any transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. Such requirements could severely limit the market liquidity of the securities and the ability of purchasers to sell their securities in the secondary market.

In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the common stock may have their ability to sell their shares of the common stock impaired.

SHAREHOLDERS MAY BE DILUTED SIGNIFICANTLY THROUGH OUR EFFORTS TO OBTAIN FINANCING AND SATISFY OBLIGATIONS THROUGH THE ISSUANCE OF ADDITIONAL SHARES OF OUR COMMON STOCK.

We have no committed source of financing. Wherever possible, our Board of Directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of restricted shares of our common stock. Our Board of Directors has authority, without action or vote of the shareholders, to issue all or part of the authorized but unissued shares of common stock. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company because the shares may be issued to parties or entities committed to supporting existing management.

STATE SECURITIES LAWS MAY LIMIT SECONDARY TRADING, WHICH MAY RESTRICT THE STATES IN WHICH AND CONDITIONS UNDER WHICH YOU CAN SELL SHARES.

Secondary trading in our common stock may not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock cannot be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted.

BECAUSE WE ARE NOT SUBJECT TO COMPLIANCE WITH RULES REQUIRING THE ADOPTION OF CERTAIN CORPORATE GOVERNANCE MEASURES, OUR STOCKHOLDERS HAVE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than legally required, we have not yet adopted these measures.

Because our Directors are not independent directors, we do not currently have independent audit or compensation committees. As a result, our Directors have the ability to, among other things, determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and any potential investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, Directors and members of board committees required to provide for our effective management as a result of the Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of Directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

WE DO NOT CURRENTLY HAVE A PUBLIC MARKET FOR OUR SECURITIES. IF THERE IS A MARKET FOR OUR SECURITIES IN THE FUTURE, SUCH MARKET MAY BE VOLATILE AND ILLIQUID.

There is currently no public market for our common stock, and we can make no assurances that there will be a public market for our common stock in the future. In the future we plan to engage a market maker and apply for quotation on the Over-The-Counter Bulletin Board.  If there is a market for our common stock in the future, we anticipate that such market would be illiquid and would be subject to wide fluctuations in response to several factors, including, but not limited to:

(1) actual or anticipated variations in our results of operations;

(2) our ability or inability to generate new revenues;

(3) increased competition; and

(4) conditions and trends in the market for medical services and medical staffing services.

Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.

NEVADA LAW AND OUR ARTICLES OF INCORPORATION AUTHORIZE US TO ISSUE SHARES OF STOCK, WHICH SHARES MAY CAUSE SUBSTANTIAL DILUTION TO OUR EXISTING SHAREHOLDERS.

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share. As of the date of this Prospectus, we have 9,700,750 shares of common stock outstanding and no shares of preferred stock issued and outstanding. As a result, our Board of Directors has the ability to issue a large number of additional shares of common stock without shareholder approval, which if issued could cause substantial dilution to our then shareholders.  Additionally, shares of preferred stock may be issued by our Board of Directors without shareholder approval with voting powers, and such preferences and relative, participating, optional or other special rights and powers as determined by our Board of Directors, which may be greater than the shares of common stock currently outstanding.  As a result, shares of preferred stock may be issued by our Board of Directors which cause the holders to have super majority voting power over our shares, provide the holders of the preferred stock the right to convert the shares of preferred stock they hold into shares of our common stock, which may cause substantial dilution to our then common stock shareholders and/or have other rights and preferences greater than those of our common stock shareholders. Investors should keep in mind that the Board of Directors has the authority to issue additional shares of common stock and preferred stock, which could cause substantial dilution to our existing shareholders.  Additionally, the dilutive effect of any preferred stock, which we may issue may be exacerbated given the fact that such preferred stock may have super majority voting rights and/or other rights or preferences which could provide the preferred shareholders with voting control over us subsequent to this Prospectus and/or give those holders the power to prevent or cause a change in control.  As a result, the issuance of shares of common stock and/or Preferred Stock may cause the value of our securities to decrease and/or become worthless.

WE WILL INCUR SIGNIFICANT INCREASED COSTS AS A RESULT OF OPERATING AS A FULLY REPORTING COMPANY AS WELL AS IN CONNECTION WITH SECTION 404 OF THE SARBANES OXLEY ACT.

We will incur legal, accounting and other expenses in connection with our future status as a fully reporting public company. The Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and rules subsequently implemented by the SEC have imposed various requirements on public companies, including requiring changes in corporate governance practices. As such, our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly. The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure of controls and procedures. In particular, we must perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 and our future status as a publicly reporting company will require that we incur substantial accounting, legal and filing expenses and expend significant management efforts. We currently do not have an internal audit group, and we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, the market price of our stock, if any, could decline, and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

IF OUR COMMON STOCK IS NOT APPROVED FOR QUOTATION ON THE OVER-THE-COUNTER BULLETIN BOARD, OUR COMMON STOCK MAY NOT BE PUBLICLY-TRADED, WHICH COULD MAKE IT DIFFICULT TO SELL SHARES OF OUR COMMON STOCK AND/OR CAUSE THE VALUE OF OUR COMMON STOCK TO DECLINE IN VALUE.

In order to have our common stock quoted on the Over-The-Counter Bulletin Board (“OTCBB”), which is our current plan, we will need to first have our Registration Statement, of which this Prospectus is apart, declared effective by the SEC; then engage a market maker, who will file a Form 15c2-11 with the Financial Industry Regulatory Authority ("FINRA"); and clear FINRA comments to obtain a trading symbol on the OTCBB. Assuming we clear SEC comments and assuming we clear FINRA comments, we anticipate receiving a trading symbol and having our shares of common stock quoted on the OTCBB in approximately one (1) to two (2) months after the effectiveness of our Registration Statement. In the event we are unable to have our Registration Statement declared effective by the SEC or our Form 15c2-11 is not approved by the FINRA, we plan to file a 15c2-11 to quote our shares of common stock on the Pink Sheets. If we are not cleared to have our securities quoted on the OTCBB and/or in the event we fail to obtain effectiveness of our Registration Statement, and are not cleared for trading on the Pink Sheets, there will be no public market for our common stock and it could be difficult for our then shareholders to sell shares of common stock which they own. As a result, the value of our common stock will likely be less than it would otherwise due to the difficulty shareholders will have in selling their shares. If we are unable to obtain clearance to quote our securities on the OTCBB and/or the Pink Sheets, it will be difficult for us to raise capital and we could be forced to curtail or abandon our business operations, and as a result, the value of our common stock could become worthless.

USE OF PROCEEDS

We will not receive any proceeds from the resale of already issued and outstanding shares of common stock by the Selling Stockholders which are offered in this Prospectus.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our outstanding shares. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings to finance our operations and future growth, our Board of Directors will have discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements and other factors, which our Board of Directors may deem relevant.

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of our Directors and executive officers. There are no other persons who can be classified as a promoter or controlling person of us. Our executive officers and Directors currently serving are as follows:

Name	Age	Position
Guy D. Roberts	44	Chief Executive Officer and Director
Steven R. Visser	53	President, Chief Financial Officer, Vice President of Finance and Administration, Secretary, Treasurer and Director
Mark W. Ismond	51	Vice President of Investor Relations and Director
Allan Vander Hart	59	Vice President of Sales and Marketing and Director

BIOGRAPHICAL INFORMATION

Guy D. Roberts, Chief Executive Officer and Director

Mr. Roberts has worked as a full-time employee of the Company since August 2008, and has been an officer and director of the Company since August 2007, including Secretary and Treasurer from August 2007 to February 2010, Vice President from August 2007 to December 2009, Chief Executive Officer from December 2009 to present, and President from December 2009 to January 2011.  Prior to working for the Company, Mr. Roberts worked as a consultant in the health insurance industry beginning in 2000 and owned his own consulting company, Brookhaven Technologies LLC (“Brookhaven”), which he still owns and operates. Mr. Roberts has served as a Managing Member and consultant to Brookhaven since January 2003. Since July 2006, Mr. Roberts has served as the President and Director of Field Operations of Sabrecom Corporation (“Sabrecom”).  Since March 2007, Mr. Roberts has served as the President of VentureQuest Industries Corp. (“VentureQuest”) During the period from 1999 to 2003, he was an adjunct professor at Bryant & Stratton College in Rochester, New York, where he taught classes in computer science, electronics technology, math, and business management.  From 1996 to 1999, Mr. Roberts was a partner at Wathne Pierce & Associates, Inc., a boutique investment banking firm in Rochester, New York, where he rose to the rank of managing partner before leaving the company.  Mr. Roberts spends approximately 5% of his time on Brookhaven matters, 5% of his time on Sabrecom matters and 90% of his time on Company matters. Mr. Roberts spends only a minimum amount of his time on VentureQuest matters.  Mr. Roberts holds a Bachelors degree in Political Science and Law Enforcement Administration which he received in 1989 and a Masters in Philosophy from the University of Oklahoma which he received in 1994, and a Juris Doctorate from Michigan State University which he received in 2009.

Qualifications as Director:

Mr. Roberts has extensive business leadership experience, has worked in the health insurance IT industry for the last ten years, has served as an officer and Director of numerous private businesses in the IT, telecom and financial industries, and has the legal and accounting background required to effectively serve as a Director of the Company.

Steven R. Visser, President, Chief Financial Officer, Vice President of Finance and Administration, Secretary, Treasurer and Director

Mr. Visser joined the Company as Chief Financial Officer, Vice President of Finance and Administration and Director in February 2010.  In May 2010, Mr. Visser was appointed as Secretary and Treasurer of the Company. In January 2011, Mr. Visser was appointed as the President of the Company.  Prior to joining the Company, Mr. Visser was employed as a store manager with GRCS Eagle Partners in Kentwood, Michigan, from September 2005 to December 2009.  From September 2004 to June 2005, Mr. Visser was employed as a loan officer with Huntington Bank in Grand Rapids, Michigan, and from September 2001 to September 2004, as a loan officer with Chase Bank in Grand Rapids, Michigan. From 1989 to 2000, he worked for the Amway Corporation in Business Development and owns a patent in web business process.  From 1980 to 1989, he was in the retail securities business most notably with Merrill Lynch.  He has a Bachelors degree in Business/Economics from Calvin College in Grand Rapids, Michigan, which he obtained in 1981.

Qualifications as Director:

Mr. Visser has a varied and diverse background including experience in financial business management and e-commerce (as discussed above).

Mark W. Ismond, Vice President of Investor Relations and Director

Mr. Ismond joined Task Technologies as Vice President of Investor Relations and Director in December 2009.  Prior to working with the Company, Mr. Ismond spent 21 years working for the Amway Corporation (from August 1987 to February 2009)(“Amway”).  Mr. Ismond predominantly worked with the Business Development Department and served as a Distribution Relations Advisor and consultant while at Amway. He also specialized in building relationships with all levels of Amway business owners and focused on Sales and Marketing recognition.  Prior to Amway, Mr. Ismond spent 4 years in the music promotion business.  His graduate studies were done at Wheaton College, Wheaton, Illinois, in Small Group Dynamics and he has a Bachelors of Science degree in Psychology from Calvin College in Grand Rapids, Michigan, which he obtained in 1981.

Qualifications as Director:

Mr. Ismond has 20 years of business experience and relationship management experience which he gained from serving in a senior management position with Amway (as described above).

Allan Vander Hart, Vice President of Sales and Marketing and Director

Mr. Vander Hart was appointed as the Vice President of Sales and Marketing and as a Director of the Company in September 2010.  From March 2007 to present, Mr. Vander Hart has served as the Junior Girls Golf Coach at Grand Rapids Christian School Association (“GRCSA”). From August 2000 to present, Mr. Vander Hart has served as the Junior Boys Golf Coach at GRCSA.  From October 1997 to present, Mr. Vander Hart has been self-employed as a network marketing consultant.  From January 1997 to December 1998, Mr. Vander Hart was employed as a Real Estate Sales Representative with Trenfonlec Corporation.  Mr. Vander Hart held several positions with Weather Shield Roofing Systems from January 1989 to December 1995, including Sales Representative (from January 1989 to December 1989), Sales Manager (from January 1990 to December 1992) and President from (January 1993 to December 1995).  From January 1985 to December 1988, Mr. Vander Hart served as Director of Development for GRCSA. Mr. Vander Hart received a Bachelor of Science degree in Accountancy from Calvin College in 1985.  Mr. Vander Hart owns 15% of VentureQuest, which is controlled by Mr. Roberts who is the Company’s largest shareholder.

Qualifications as Director:

Mr. Vander Hart has many varied and diverse experiences in strategic management and sales for a number of different companies over many years (as discussed above).
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Our Directors and any additional Directors we may appoint in the future are elected annually and will hold office until our next annual meeting of the shareholders and until their successors are elected and qualified. Officers will hold their positions at the pleasure of the Board of Directors, absent any employment agreement. Our officers and Directors may receive compensation as determined by us from time to time by vote of the Board of Directors. Such compensation might be in the form of stock options. Directors may be reimbursed by the Company for expenses incurred in attending meetings of the Board of Directors. Vacancies in the Board are filled by majority vote of the remaining Directors.

Family Relationships

There are no family relationships among our Directors or executive officers.

Involvement in Certain Legal Proceedings

Our Directors, executive officers and control persons have not been involved in any of the following events during the past ten years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses’);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Independence of Directors

The Company’s Directors are not independent as the Company is not required to maintain independent Directors at this time.  Furthermore, the Over-The-Counter Bulletin Board, where the Company hopes to quote its common stock does not require that quoted companies maintain independent Directors.  The Company will seek to appoint independent Directors, if and when it is required to do so.

Committees of the Board

Our Company currently does not have nominating, compensation or audit committees or committees performing similar functions, nor does our Company have a written nominating, compensation or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the functions of such committees can be adequately performed by the Board of Directors.

Our Company does not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our business operations develop to a more advanced level. Our Company does not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. The Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

A shareholder who wishes to communicate with our Board of Directors may do so by directing a written request addressed to our President and Director, at the address appearing on the first page of this Prospectus.

Code of Ethics

We have not adopted a formal Code of Ethics. The Board of Directors evaluated the business of the Company and the number of employees and determined that since the business is operated by only a small number of employees, general rules of fiduciary duty and federal and state criminal, business conduct and securities laws are adequate ethical guidelines.   In the event our operations, employees and/or Directors expand in the future, we may take actions to adopt a formal Code of Ethics.

Risk Oversight

Effective risk oversight is an important priority of the Board of Directors. Because risks are considered in virtually every business decision, the Board of Directors discusses risk throughout the year generally or in connection with specific proposed actions. The Board of Directors’ approach to risk oversight includes understanding the critical risks in the Company’s business and strategy, evaluating the Company’s risk management processes, allocating responsibilities for risk oversight among the full Board of Directors, and fostering an appropriate culture of integrity and compliance with legal responsibilities.

CORPORATE GOVERNANCE

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors reviews the Company's internal accounting controls, practices and policies.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Executive Compensation Table:

SUMMARY COMPENSATION TABLE*
Name and principal position	Fiscal Year Ended December 31	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Guy D. Roberts, CEO, Former President & Director	2010	$67,850	-	-	-	$54,799	$122,649
	2009	$102,900	-	-	-	$17,417	$120,317

Mark W. Ismond Vice President of Investor Relations and Director (2)	2010	$49,383 (6)	-	-	-	-
	2009	$2,000	-	-	-	-	$2,000

Steven R. Visser President, Chief Financial Officer, Vice President of Finance and Administration and Director (3)	2010	$43,230 (6)	-	-	-	-	43,230
	2009	-	-	-	-	-	-

Allan Vander Hart Director of Sales and Marketing (4)	2010	$12,500 (6)	-	-	-	-	12,500

Scott E. Kwilinski Former President and Director (5)	2009	-	-	-	-	$8,000	$8,000

* Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.  No executive officer earned any non-equity incentive plan compensation or nonqualified deferred compensation during the periods reported above.  During the periods indicated, the Company had no Directors who did not also serve as executive officers of the Company, whose total compensation is as provided above, included compensation for services as Directors of the Company (if any).  There have been no changes in the Company’s compensation policies since December 31, 2010.

(1) Does not include compensation paid to entities associated with the executive officers described above, which information is described in further detail under “Certain Relationships and Related Transactions”, below, as such compensation was not paid for services rendered by executive officers or Directors.  Other compensation includes 401(k) distributions made to the named executives described above.

(2) Mr. Ismond was appointed as Vice President of Investor Relations and Director of the Company on December 15, 2009.

(3) Mr. Visser was appointed as Chief Financial Officer, Vice President of Finance and Administration and Director of the Company on February 1, 2010, and as such, was paid no consideration during fiscal 2009.  Mr. Visser was appointed as the President of the Company in January 2011.

(4) Mr. Vander Hart was appointed as Director of Sales and Marketing on September 1, 2010.

(5) Mr. Kwilinski resigned as President and Director on December 18, 2009.

(6) $2,000 of this amount has been accrued and was unpaid as of December 31, 2010.

Stock Option Grants

We have not granted any stock options to our executive officers or Directors in consideration for compensation since our incorporation.

Employment Agreements

We do not have an employment or consultant agreement with any of our officers or Directors.

Compensation Discussion and Analysis

Director Compensation

Our Board of Directors does not currently receive any consideration for their services as members of the Board of Directors.  The Board of Directors reserves the right in the future to award the members of the Board of Directors cash or stock based consideration for their services to the Company, which awards, if granted shall be in the sole determination of the Board of Directors.

Executive Compensation Philosophy

Our Board of Directors determines the compensation given to our executive officers in their sole determination.  Our Board of Directors also reserves the right, in addition to paying our executives a salary, to issue them shares of common stock in consideration for services rendered and/or to award incentive bonuses which are linked to our performance, as well as to the individual executive officer’s performance.  This package may also include long-term stock based compensation to certain executives which is intended to align the performance of our executives with our long-term business strategies.  Additionally, while our Board of Directors has not granted any performance based stock options to date, the Board of Directors reserves the right to grant such options in the future, if the Board in its sole determination believes such grants would be in the best interests of the Company.

Incentive Bonus

The Board of Directors may grant incentive bonuses to our executive officers in its sole discretion, if the Board of Directors believes such bonuses are in the Company’s best interest, after analyzing our current business objectives and growth, if any, and the amount of revenue we are able to generate each month, which revenue is a direct result of the actions and ability of such executives.

Long-term, Stock Based Compensation

In order to attract, retain and motivate executive talent necessary to support the Company’s long-term business strategy, we may award certain executives with long-term, stock-based compensation in the future, in the sole discretion of our Board of Directors, which we do not currently have any immediate plans to award.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table presents certain information regarding the beneficial ownership of all shares of common stock as of August 10, 2011 by (i) each person who owns beneficially more than five percent (5%) of the outstanding shares of common stock based on 9,700,750 shares outstanding as of August 10, 2011, (ii) each of our Directors, (iii) each named executive officer and (iv) all Directors and officers as a group. Except as otherwise indicated, all shares are owned directly.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and/or investing power with respect to securities. We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person.  Additionally, shares of common stock subject to options, warrants or other convertible securities that are currently exercisable or convertible, or exercisable or convertible within 60 days of August 10, 2011, are deemed to be outstanding and to be beneficially owned by the person or group holding such options, warrants or other convertible securities for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned		Percentage Beneficially Owned
VentureQuest Industries Corp. 1583 McCabe Ave., N.E. Lowell, MI 49331	8,500,000	(2)	87.6%

Guy D. Roberts CEO and Director	8,750,000	(3)	90.2%

Mark W. Ismond VP of Investor Relations and Director	125,000		1.3%

Steven R. Visser President, CFO, VP of Finance and Administration, Secretary, Treasurer and Director	125,000		1.3%

Allan Vander Hart VP of Sales and Marketing and Director	0		0%

Kietzman Enterprises 2620 Tartan Way Springfield, Illinois 62711	500,000	(4)	5.2%

All Officers and Directors as a Group (4 persons)	9,000,000	(3)	92.8%

(1)	The Address for each officer and Director of the Company, unless otherwise stated, is the Company’s principal address, 1971 East Beltline Ave NE, Suite 217, Grand Rapids, Michigan 49525.

(2)	VentureQuest Industries Corp., is 55% owned and is therefore controlled by Guy D. Roberts. As such, Mr. Roberts is deemed to beneficially own the shares held by VentureQuest Industries Corp.

(3)	This number includes the number of shares controlled by Mr. Roberts either directly or through control of VentureQuest Industries Corp.

(4)	The shares of common stock owned by Kietzman Enterprises are beneficially owned by Matthew Kietzman.

INTEREST OF NAMED EXPERTS AND COUNSEL

This Form S-1 Registration Statement was prepared by our counsel, The Loev Law Firm, PC.  The financial statements attached hereto for the years ended December 31, 2010 and 2009, were audited by Silberstein Ungar, PLLC ("Silberstein").  The Loev Law Firm, PC, and Silberstein do not have any interest contingent or otherwise in Task Technologies, Inc.

EXPERTS

The financial statements of the Company as of December 31, 2010 and 2009, included in this Prospectus, have been audited by Silberstein, our independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the reports of such firm, given upon their authority as experts in accounting and auditing.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, any interest, directly or indirectly, in our company or any of our parents or subsidiaries.  Nor was any such person connected with us or any of our parents or subsidiaries, if any, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Articles of Incorporation, as amended, allow us to indemnify our officers and Directors from certain liabilities and our Bylaws state that we shall indemnify every (i) present or former Director, advisory Director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a Director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an “Indemnitee”).

Our Bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as a defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his Official Capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the Proceeding and (ii) shall not be made in respect of any Proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

Except as provided above, the Bylaws provide that no indemnification shall be made in respect to any proceeding in which such Indemnitee has been (a) found liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the Indemnitee's official capacity, or (b) found liable to us.  The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the Indemnitee did not meet the requirements set forth in clauses (a) or (b) above.  An Indemnitee shall be deemed to have been found liable in respect of any claim, issue or matter only after the Indemnitee shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.  Reasonable expenses shall, include, without limitation, all court costs and all fees and disbursements of attorneys’ fees for the Indemnitee.  The indemnification provided shall be applicable whether or not negligence or gross negligence of the Indemnitee is alleged or proven.

Neither our Bylaws nor our Articles of Incorporation include any specific indemnification provisions for our officers or Directors against liability under the Securities Act of 1933, as amended. Additionally, insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

FORWARD LOOKING STATEMENTS

This Form S-1, including disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements which include words such as "anticipates", "believes", "expects", "intends", "forecasts", "plans", "future", "strategy" or words of similar meaning, are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Forward-looking statements involve assumptions and describe our plans, strategies, and expectations. You can generally identify a forward-looking statement by words such as may, will, should, expect, anticipate, estimate, believe, intend, contemplate or project. Factors, risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include those risks set forth under “Risk Factors.”

With respect to any forward-looking statement that includes a statement of its underlying assumptions or basis, we caution that, while we believe such assumptions or basis to be reasonable and have formed them in good faith, assumed facts or basis almost always vary from actual results, and the differences between assumed facts or basis and actual results can be material depending on the circumstances. When, in any forward-looking statement, we or our management express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Except as required by applicable law, including the securities laws of the United States and/or if the existing disclosure fundamentally or materially changes, we do not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect unanticipated events that may occur.

DESCRIPTION OF BUSINESS

Overview

Task Technologies, Inc. (the “Company,” “we,” “us,” and “our”) is a Michigan based company established in 2006 to offer information technology (“IT”) consulting and placement services to the health insurance industry. We provide our consulting clients with expertise in database programming and management in the health insurance industry. These services help our clients manage and leverage the information that they must maintain in order to support their subscribers and to be in compliance with the appropriate government agencies. We provide placement services to clients that need talented personnel with a specific skill set that we are able to find due to our level of involvement in the health insurance industry.

We were originally incorporated in Michigan in February 2006 as Task Technologies, Inc. (“Task Michigan”), and re-domiciled in connection with a Plan of Merger, whereby Task Michigan was merged with and into a Nevada corporation, Task Technologies, Inc. (“Task Nevada”), in October 2008, with Task Nevada as the surviving corporation.

Business Operations

We provide consulting and personnel placement services to our clients. Most of our clients are health insurance companies. We specialize in providing consultants and placing permanent personnel that are highly proficient in the database and financial software utilized by our clients.

Contract Consultants

Companies often have the need for personnel with specialized skills or knowledge, but don’t need to hire them on a permanent basis, and therefore find it preferable to contract for their services on a temporary basis.  Such personnel are referred to as consultants, and we specialize in placing consultants at companies that require their services.

The companies that desire to hire consultants from us enter into agreements with us usually called Master Services Agreements (“MSAs”).  Once a company signs an MSA with us, they become our client.

Clients will contact us and give us the opportunity to find a consultant that will fill a role that they have identified as needing a temporary employee to fill. Our marketing is geared toward having clients think of us first when they have such needs.  Once the client contacts us and tells us of their need, we recruit a person (a consultant) that we believe will fit the need, have the client interview them, and if the client is satisfied with such person, arrange to have the client retain the consultant.

We find our consultants through various resume posting services, employee referrals, and our relationships with individuals who have worked for us in the past. We try to provide compensation and benefits to our consultant employees that are better than what our competition offers.

Clients agree to pay us a fee, usually on an hourly basis, to have the consultant work on the client’s behalf.  We then pay the consultant directly, either as an employee or as a subcontractor.  The difference between the cost of the consultant to us and the amount the client pays us for the consultant’s services is our gross profit margin, and the consideration we receive for matching the consultant with the client.  We pay our fixed expenses out of this gross profit margin.

Our consultants are usually engaged by clients for terms of between from three to eighteen months; however, it is not unusual for a highly skilled consultant to be retained by a client for two or more years.  Occasionally our consultants are hired directly by the client at the end of their contract engagement and we receive a fee as a result of this placement.  Such fee is referred to as a conversion fee.  We are usually paid conversion fees as a one-time payment, and such fees are usually calculated as a percentage of the annual salary offered to the consultant by the client.

Permanent Placements

In addition to asking us to place consultants on a temporary basis, clients often ask us to find personnel with a specific skill set for them to hire as full-time employees on a permanent basis.  We are paid a commission on such placements, usually calculated as a percentage of the annual salary of the individual hired.

Similar to how we find our consultants, we find permanent placement candidates through various resume posting services, employee referrals, and our relationships with individuals who have worked for us in the past. Clients usually ask us to find three to four candidates for each permanent position at a time and will pay the expense of having the candidates travel to their offices for interviews.

Once a candidate is offered a position with the client and the candidate signs a contract with them, we invoice the client for our permanent placement fee.  Sometimes the client will not pay the fee until the candidate has worked for a probationary period of time, such time period usually being sixty to ninety days.  If the candidate has been let go by the client for any reason before the end of the probationary period, we do not get paid our permanent placement fee; however, to date, we have not experienced a situation where the client has failed to retain the candidate beyond the probationary period, and where we have not been paid a permanent placement fee.

The Majority of Our Revenues are from Consulting Services Fees

For the years ended December 31, 2010 and 2009, the majority of our revenues and gross profit came from providing temporary consulting placements and the fees such placements generate (as described above). For the year ending December 31, 2010, permanent placement fees amounted to less than approximately 5% of our total revenues.  We primarily concentrate on the consulting placement portion of our business and treat permanent placements as a secondary service that we provide to our clients.

Dependence On A Few Major Clients

For the three months ending March 31, 2011, the Company’s top four customers accounted for 37%, 27%, 15% and 13% of the total annual sales.  A total of 89% of accounts receivable at March 31, 2011 were from these customers. For the year ended December 31, 2010, four customers accounted for 39%, 30%, 15% and 15% of the Company’s total annual sales.  For the year ended December 31, 2009, two customers accounted for 56% and 42% of the Company’s total annual sales.  While the volume of work performed for specific customers is likely to vary from year to year, and a major customer in one year may not use our services in a subsequent year, the loss of a significant customer of the Company could have a material adverse effect on our business, results of operations and financial condition.

As of June 30, 2011, we were performing consulting, placement or other services for three clients, one in the healthcare industry, one in the educational insurance industry and one in the wireless IT industry.  The Company also currently has Master Service Agreements with three other health care industry clients.

Part of our growth strategy is to secure Master Service Agreements or the equivalent with additional health insurance companies. We believe that it is imperative to retain our existing clients and obtain new ones in order to be profitable in the future.  Our sales and marketing efforts are geared toward this objective.

Limited Number of Potential Clients

There are a limited number of health insurance companies that would utilize our services. There are usually only two or three health insurance companies in each major metropolitan area of the United States. Because there is a finite number of potential clients that we can market to, we must work to retain our existing clients, increase the services we provide to those clients, and to increase our client base as much as possible.

Limited Number of Potential Candidates with Necessary Skill Set

There are a limited number of individuals available in the workforce that have the skill sets required by our clients. It is possible that we will be unable to find an individual qualified to fill a role that a client is asking us to fill and we lose the opportunity.  We attempt to secure qualified personnel through aggressive recruiting efforts, by offering benefits unmatched by our competition, and by compensating individuals at a rate that is usually higher than what the competition is willing to pay.

Marketing

We have a website that markets our services to potential clients at www.task-technologies.net, which contains information we do not desire to be incorporated by reference in this Prospectus.  We do not currently pursue any other significant forms of marketing.

We have found that creating and cultivating personal relationships with potential and current clients has resulted in a majority of the contracts that we have been awarded.  Our management staff regularly travels to personally meet with hiring managers at our clients in order to reinforce such personal relationships and to keep up to date with the needs of our clients.

We may need to utilize additional marketing methods in the future in order to achieve greater market penetration and to secure additional clients. It may be difficult for us to achieve profitability without additional marketing efforts, which marketing efforts may be expensive, and may require us to raise additional funding in the future.

Subsidiaries

We currently have two wholly-owned non-operating Nevada subsidiaries, Task Medical Corp. and Task Aerospace Corp.

Intellectual Property

We do not currently have any patents, trademarks, copyrights or other intellectual property rights.  We do however hold the rights to our website, http://task-technologies.net, which contains information we do not desire to incorporate by reference into this filing.

Competition

We face competition from companies that have been in operation for a number of years. Most of our competitors have extensive marketing and sales efforts, have been in business longer than we have, have existing relationships with more clients than we do, and have more capital than we do. We need to obtain job openings and secure leads from our clients before our competitors do in order to provide for the future financial success of the Company.

The Company’s direct competitors include, but are not limited to:

•	Catalyst Search, Denver, Colorado;
•	Blue Eagle Consulting, Birmingham, Alabama;
•	HP Technologies, Phoenix, Arizona;
•	Computer Sciences Corporation, Falls Church, Virginia; and
•	Patni, Cambridge, Massachusetts.

We compete with our competitors to place consultants that utilize industry wide tools and platforms that are not proprietary, and use claim management database systems that, while are proprietary, are licensed by our clients.  As a result, our consultants have the right to use these database systems because our clients have the licenses to allow such use to occur.  Our ability to secure contracts for our services is not dependent upon our ability or capacity to be licensed by any vendor of any health insurance claims management system, or any other type of proprietary software or intellectual property other than that owned or licensed by our clients and that our clients have hired us to work on.  No competitor is able to prevent us from securing or inhibiting our ability to bid on contracts or projects because of their control or ownership of any type of intellectual property.

Employees

As of the date of this Prospectus, we had seven full-time employees, one part-time employee and two contract employees.  We anticipate hiring up to 10 additional full-time employees moving forward, funding permitting.  If our non-consulting staff does increase, there will be an increase in our fixed overhead and unless we also increase our billable consulting receivables, we may have a difficult time supporting the expenses of an increased non-consulting staff.

Description of Property

We currently lease approximately 2,017 of office space at 1971 E. Beltline Ave NE, Suite 217, Grand Rapids, Michigan. We entered into this lease on January 20, 2011. The lease has an initial base rent of $1,179 per month in year one; $1,387 per month in year two; $1,555 per month in year three; $1,723 per month in year four; $1,891 per month in year five; and $2,101 per month in year six.  Our corporate records are located at this location.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our financial statements.

COMPARISON OF OPERATING RESULTS

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2011, COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2010.

We had total revenue of $168,933 for the three months ended March 31, 2011, compared to $86,727 for the three months ended March 31, 2010, an increase in total revenue of $82,206 or 94.8% from the prior period, which increase in revenues was mainly due to the fact that the Company had only two clients during the three months ended March 31, 2010, compared to seven clients during the three months ended March 31, 2011, and the increased revenues associated with the additional clients.

We had total cost of sales of $73,821 for the three months ended March 31, 2011, compared to $52,603 for the three months ended March 31, 2010, an increase in total cost of sales of $21,218 or 40.3% from the prior period, which increase in cost of sales was mainly associated with the increase in revenues.

Total cost of sales as a percentage of net sales was 43.7% for the three months ended March 31, 2011, compared to 60.7% for the three months ended March 31, 2010, a decrease in total cost of sales as a percentage of net sales of 17% from the prior period, which was mainly due to subcontractor services which were negotiated at lower rates for the three months ended March 31, 2011, compared to the prior period.

We had a total gross margin of $95,112 for the three months ended March 31, 2011, compared to $34,124 for the three months ended March 31, 2010, an increase in gross margin of $60,988 or 178.7% from the prior period.

We had total selling, general and administrative expenses of $58,859 for the three months ended March 31, 2011, compared to $56,722, for the three months ended March 31, 2010, an increase of $2,137 or 3.8% from the prior period.  The increase in selling, general and administrative expenses was mainly due to an increase in administrative and executive staffing in anticipation of an increased marketing and production effort during the three months 2010 and 2011.

We had total interest expense of $3,698 for the three months ended March 31, 2011, compared to total interest income of $273 for the three months ended March 31, 2010, an increase in interest expense of $3,971 from the prior period.  Interest expense represented interest paid on our outstanding note payables, as described below under “Liquidity and Capital Resources.”

We had net income of $32,555 for the three months ended March 31, 2011, compared to a net loss of $22,325 for the three months ended March 31, 2010, an increase in net income of $54,880 from the prior period, which was mainly due to the 94.8% increase in revenues offset by the 40.3% increase in cost of sales and the $3,971 increase in interest expense for the three months ended March 31, 2011, compared to the three months ended March 31, 2010.

COMPARISON OF OPERATING RESULTS FOR THE YEAR ENDED DECEMBER 31, 2010, COMPARED TO THE YEAR ENDED DECEMBER 31, 2009

We had total revenue of $563,638 for the year ended December 31, 2010, compared to $622,504 for the year ended December 31, 2009, a decrease in total revenue of $58,866 or 9.5% from the prior period, which decrease in revenues was mainly due to the fact that the Company lost certain prior clients and revenues due to the resignation of its prior President, Scott E. Kwilinski in December 2009, and the fact that the Company focused the majority of its resources on its day-to-day operations and servicing existing clients during the year ended December 31, 2010, compared to the year ended December 31, 2009, where additional resources were focused on obtaining new clients and revenues.

We had total cost of sales of $494,977 for the year ended December 31, 2010, compared to $512,176 for the year ended December 31, 2009, a decrease in total cost of sales of $17,199 or 3.4% from the prior period, which decrease in cost of sales was mainly attributable to the fact that the Company’s requirement for staffing resources to fulfill its contract obligations decreased during the period ending December 31, 2010 as compared to the same period ending December 31, 2009.

Total cost of sales as a percentage of net sales was 87.8% for the year ended December 31, 2010, compared to 82.3% for the year ended December 31, 2009, an increase in total cost of sales as a percentage of net sales of 5.5% from the prior period.

We had a total gross margin of $68,661 for the year ended December 31, 2010, compared to $110,328 for the year ended December 31, 2009, a decrease in gross margin of $41,667 or 37.8% from the prior period.

We had total selling, general and administrative expenses of $364,514 for the year ended December 31, 2010, compared to $127,925, for the year ended December 31, 2009, an increase of $236,589 or 185% from the prior period.  The increase in selling, general and administrative expenses was mainly due to an increase in administrative and executive staffing in anticipation of an increased marketing and production effort during the years 2010 and 2011.

We had total interest expense of $6,207 for the year ended December 31, 2010, compared to total interest expense of $957 for the year ended December 31, 2009.  Interest expense represented interest paid on our outstanding notes payable, as described below under “Liquidity and Capital Resources.”

We had a benefit from income taxes of $1,736 for the year ended December 31, 2010, compared to a benefit from income taxes of $32 for the year ended December 31, 2009, an increase of $1,704 from the prior year’s period.

Net loss increased $281,802 to $300,324 for the year ended December 31, 2010, compared to net loss of $18,522 for the year ended December 31, 2009.  Net loss increased mainly due to the $41,667 or 37.8% decrease in gross margin and the $236,589 increase in general and administrative expenses for the year ended December 31, 2010, compared to the year ended December 31, 2009.

LIQUIDITY AND CAPITAL RESOURCES

We had total assets of $51,375 as of March 31, 2011, which included total current assets of $48,504, representing $5,419 of cash and cash equivalents, accounts receivable of $43,016 and prepaid expenses of $69, and non-current assets consisting of $2,771 of office equipment and $1,676 of vehicle, representing the value of an automobile purchased for Company use, less $1,576 of accumulated depreciation, of $2,871.

We had total liabilities of $268,351 as of March 31, 2011, which were solely current liabilities, and included $16,537 of accounts payable, $22,401 of accrued payroll, $6,991 of accrued expenses, $26,722 of note payable to officer, representing amounts which we owed to Steven R. Visser, our President, as described below, and $171,500 of note payable to affiliate, representing amounts owed to Genesis, as described below.

We had negative working capital of $195,647 and an accumulated deficit of $268,351 as of March 31, 2011.

We had cash used in operating activities of $24,212 for the three months ended March 31, 2011, which included $38,522 of decrease in accrued payroll, $19,251 of decrease in accounts payable, and $8,742 of increase in accounts receivable, trade offset by $32,555 of net income and $6,000 of bad debt expense.

We had $16,700 of net cash provided by financing activities for the three months ended March 31, 2011, which included $16,500 from amounts borrowed under the Line of Credit ($19,500 less $3,000 which was repaid) and $200 from the sale of common stock (which represented funds received during the period relating to shares sold from September to November 2010, as described below).  As of June 30, 2011, the Company has borrowed a total of $66,000 under the Line of Credit.

In October 2009, Donald Warren, the father-in-law of our Chief Executive Officer and Director, Guy D. Roberts, provided us a $15,050 loan, due in monthly installments, beginning October 26, 2009, which accrued interest at the rate of 10% per annum, was secured by the Company’s accounts receivable, and was repaid in June 2010.

On or around June 11, 2010, Genesis, a subsidiary of VentureQuest, which is beneficially owned by Guy D. Roberts, our Chief Executive Officer, provided us a $60,000 loan, which was payable upon the earlier of demand or June 11, 2011, and did not bear interest, and which loan has subsequently been repaid in the amount of $13,500 ($3,000 of which was repaid prior to March 31, 2011) and replaced by a Promissory Note issued under the Line of Credit in the amount of $46,500, payable on June 10, 2012, and accruing interest at the rate of 12% per annum.

On or around April 8, 2010, Steven R. Visser, our President, Chief Financial Officer and Director, provided us a loan in the amount of $26,722, which was payable upon the earlier of demand or April 8, 2011.  The loan was secured by substantially all of the Company’s assets.  A total of $26,722 was due pursuant to this loan as of March 31, 2011 and December 31, 2010. On April 8, 2011, this loan was extended to April 8, 2012 and does not bear interest.

Between July 23, 2010 and December 27, 2010, Genesis provided us an additional $95,000 in loans, which were evidenced by Promissory Notes, which accrued interest at the rate of 20% per annum and were payable upon or before twelve months from the date of such Promissory Notes, of which $20,000 of such notes have been refinanced pursuant to the Line of Credit (described below), and which $75,000 of such loans begin becoming due in August 2011. The Promissory Notes are secured by substantially all of the Company’s assets and remain outstanding as of the date of this Prospectus.  In January 2011, and effective as of January 1, 2011, we and Genesis entered into a Note Amendment Agreement which amended the interest rate of the loans to 12% per annum.  In July and August 2011, as described below, two of the notes, totaling an aggregate of $20,000 were refinanced through the Line of Credit and the due dates of such loans were effectively extended for an additional twelve months.

From September to November 2010, the Company sold an aggregate of 200,750 shares of its restricted common stock pursuant to a private placement offering, to an aggregate of 38 investors, and raised $40,150 or $0.20 per share.  The investors received piggy-back registration rights in connection with their investment.

On January 20, 2011, we entered into a Revolving Line of Credit Agreement with Genesis (the “Line of Credit”).  Pursuant to the Line of Credit, Genesis agreed to loan us up to $500,000 (of which $434,000 is currently available) as requested by the Company from time to time (on a revolving basis)(each an “Advance”) until June 30, 2012, pursuant to the terms of the Line of Credit.  Any amounts borrowed under the Line of Credit will be evidenced by a separate promissory note (each a “Note”) and bear interest at the rate of 12% per annum, provided that if an event of default occurs (as provided in the Line of Credit or the Note), such outstanding amount bears interest at the rate of 15% per annum until paid in full.  The maturity date of each Note will be June 30, 2012, unless otherwise agreed by the parties.   As of June 30, 2011, the Company has borrowed a total of $66,000 under the Line of Credit, which amounts are due beginning in January 2012.

In July and August 2011, the Company entered into two additional promissory notes under the Line of Credit to refinance two $10,000 Promissory Notes which were due to Genesis on July 23, 2011 and August 4, 2011, which notes were part of the July 23, 2010 to December 27, 2010 notes described above.  Such promissory notes as refinanced have a one year term and substantially similar terms as the other notes described above which have been issued pursuant to the Line of Credit.

Management believes that based on current levels of operations and anticipated growth, cash flows from operations and the funds we have received and which are available under the Line of Credit will be sufficient to fund our anticipated expenses for the next 12 months. While uncertainties relating to competition, the industries and geographical regions served by us and other regulatory matters that exist within the health insurance IT consulting industry (as described in greater detail above under “Risk Factors”), management is not aware of any trends or events likely to have a material adverse effect on liquidity.

We do not currently have any formal commitments or identified sources of additional capital from third parties or from our officers, Directors or majority shareholders other than the Line of Credit. We can provide no assurance that if we require additional financing, it will be available on favorable terms, if at all. If we are not able to raise the capital necessary to continue our business operations, we may be forced to abandon or curtail our business plan and/or suspend our business activities.

In the future, we may be required to seek additional capital by selling additional debt or equity securities, or otherwise be required to bring cash flows in balance when we approach a condition of cash insufficiency. The sale of additional equity or debt securities, if accomplished, may result in dilution to our then shareholders. We provide no assurance that financing will be available in amounts or on terms acceptable to us, or at all. In the event we are unable to raise additional funding and/or obtain revenues sufficient to support our expenses, we will be forced to curtail or abandon our business operations, and any investment in the Company could become worthless.

Critical Accounting Policies:

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with generally accepted accounting principles ("GAAP") in the United States. We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management's best estimates available at the time of preparation. Actual experience may differ from these estimates.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by us include the valuation of the deferred tax asset allowance and the allowance for doubtful accounts.

Fair Value of Financial Instruments

The amounts at which current assets and current liabilities are presented by us approximate their fair value due to their short-term nature.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less from the date of the purchase to be cash equivalents.

Revenue Recognition

We recognize revenue from billing our clients for the services provided to them by our consultants or for the placement of full-time employees.  We bill our clients for consulting services on a bi-weekly basis for the hours worked by our consultants.  We bill our clients for permanent placements of full-time personnel once a contract for employment has been signed between the client and the permanent placement candidate, or after a probationary period of employment of the candidate if required by the client.

Accounts Receivable

Accounts receivable are recorded at their estimated realizable value. An allowance for doubtful accounts is estimated by us through evaluation of significant past due accounts. Accounts are deemed past due when payment has not been received within the stated time period. Our policy is to review individual past due amounts periodically and write off amounts for which all collection efforts are deemed to have been exhausted. Management provided an allowance of $81,500 for receivables from a related entity for the year ended December 31, 2010.  There was no reserve for uncollectible accounts at December 31, 2009 as management believed all accounts were fully collectible.  There were no past due receivables at December 31, 2010 and 2009.

Property, Plant, Equipment and Depreciation

Property, plant, and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful lives of the assets using straight-line methods. These assets are evaluated for impairment when events indicate the carrying amount may not be recoverable from undiscounted cash flows. If impaired, the assets are recorded at fair value.

Income Taxes

The Company records income tax expense based on the amount of taxes due on its federal and state income tax returns plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. A valuation allowance, if needed, is recorded to reduce deferred tax assets to an amount more likely than not to be realized.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU 2010-06 amends ASC 820, Fair Value Measurements and Disclosures, to require new disclosures related to transfers into and out of Levels 1 and 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements which are effective for fiscal years beginning after December 15, 2010. The additional disclosure requirements did not have any financial impact on our consolidated financial statements.

In February 2010, the FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements” to eliminate the requirement for public companies to disclose the date through which subsequent events have been evaluated. We will continue to evaluate subsequent events through the date of the issuance of the financial statements; however, consistent with this guidance, the date will no longer be disclosed.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations, or cash flows.

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS

Effective April 1, 2007, Albert Tobey resigned as the Company’s President and Director.  Mr. Tobey had been the President of the Company and a Director since the Company was founded in 2006.

Also effective April 1, 2007, Scott E. Kwilinski, a then Director of the Company, was appointed as President of the Company.  Mr. Kwilinski had also served as Vice President since the founding of the Company in 2006.

In August 2007, Guy D. Roberts was appointed as Vice President, Secretary, Treasurer and as Director of the Company.

We utilize the services of Sabrecom from time to time.  Sabrecom is controlled by VentureQuest, which also owns a controlling interest in the Company, and which is beneficially owned by our Chief Executive Officer and Director, Guy D. Roberts. Sabrecom provides certain telecom and technical services to the Company pursuant to a Master Services Agreement which is in effect until May 2011, and invoices the Company at a rate that is believed to be within the acceptable industry standard for such services.  The services provided by Sabrecom could not be performed by the Company’s own personnel.  We paid Sabrecom $1,000 and $3,975, respectively, for the years ended December 31, 2010 and 2009, for services rendered.  We provided Sabrecom with professional services totaling $81,500 during the year ended December 31, 2010, of which $81,500 had not been paid as of December 31, 2010. We included an allowance of $81,500 for receivables from Sabrecom as a related entity as of December 31, 2010 and $87,500 as of March 31, 2011.

We have subcontracted some of our work to Brookhaven Technologies, LLC. (“Brookhaven”), an entity which is wholly-owned, controlled and managed by Guy D. Roberts, our Chief Executive Officer and Director.  Brookhaven has provided the Company with programming services in order to fill the needs of our clients.  The rate paid to Brookhaven for these services is in line with or less than what would have been paid to another subcontractor in the same industry for the same services.  We paid Brookhaven $4,000 and $2,000 for the three months ended March 31, 2011 and 2010, respectively, and $4,000 and $82,000 during the years ended December 31, 2010 and 2009, respectively, for services rendered.

We had a consulting contract with VentureQuest to provide us with strategic business guidance, which was in effect until May 2010.  VentureQuest also owns a controlling interest in the Company, and is beneficially owned by our Chief Executive Officer and Director, Guy D. Roberts.  We paid VentureQuest an aggregate of $1,000 and $3,500 under this contact for services rendered during the year ended December 31, 2010 and 2009, respectively.

On January 30, 2009, Scott E. Kwilinski purchased 250,000 shares of the Company’s common stock for $500.  Mr. Kwilinski is the former President of the Company and is also a former Director of the Company.

On January 30, 2009, Guy D. Roberts purchased 250,000 shares of the Company’s common stock for $500.  Mr. Roberts is the Chief Executive Officer of the Company.  Mr. Roberts is also a Director of the Company.

On April 1, 2009, the Company converted $20,000 in debt owed to Matthew L. Kietzman into 500,000 shares of the Company’s common stock (held by Kietzman Enterprises, which is beneficially owned by Mr. Kietzman).  Additionally, we granted a two-year warrant to Mr. Kietzman, in exchange for the forgiveness of $5,000 in debt on April 1, 2009. The warrant allowed for the purchase of 250,000 shares of our common stock at an exercise price of $0.02 per share and had a term of two years. The two-year warrant was rescinded by the Company on October 8, 2009, by paying Mr. Kietzman $5,000, the value originally received from him from the Company in consideration for such warrant.

In October 2009, Donald Warren, the father-in-law of our Chief Executive Officer and Director, Guy D. Roberts, provided us a $15,050 loan, due in monthly installments, beginning October 26, 2009, which accrued interest at the rate of 10% per annum, was secured by the Company’s accounts receivable, and was repaid in June 2010.

In December 2009, we entered into a Debt for Equity Exchange Agreement with Scott E. Kwilinski, the former President and Director of the Company, whereby Mr. Kwilinski agreed to forgive $9,907 in debt owed to him by the Company in exchange for all of the outstanding shares of our former wholly-owned subsidiary, Task Labor Leasing, Inc., which is no longer a subsidiary as a result of the agreement.

Effective December 15, 2009, Mark W. Ismond was appointed as Vice President of Investor Relations and Director of the Company.

Effective December 18, 2009, Mr. Kwilinski resigned as the Company’s President and Director.  Mr. Kwilinski had been a Director of the Company since the Company was founded.  Before becoming President of the Company on April 1, 2007, Mr. Kwilinski had served as Vice President since the founding of the Company in 2006.

In December 2009, we entered into a Consulting Agreement with Scott E. Kwilinski, the former President and Director of the Company, whereby Mr. Kwilinski agreed to perform strategic management advisory services for us for a period of 12 months for $400 per month.

Effective December 18, 2009, Guy D. Roberts was appointed as Chief Executive Officer and President of the Company.

Effective February 1, 2010, Steven R. Visser was appointed as Chief Financial Officer, Vice President of Finance and Administration, Treasurer, Secretary and Director of the Company.
.
On or around April 8, 2010, Steven R. Visser, our President, Chief Financial Officer and Director, provided us a loan in the amount of $26,722, which was payable upon the earlier of demand or April 8, 2012.  The loan is secured by substantially all of the Company’s assets and remains outstanding as of the date of this Prospectus. On April 8, 2011, this loan was extended to April 8, 2012 and bears an interest rate of 0% per annum.

On or around June 11, 2010, Genesis, a subsidiary of VentureQuest, which is beneficially owned by Guy D. Roberts, our Chief Executive Officer, provided us a $60,000 loan, which was payable upon the earlier of demand or June 11, 2011, and did not bear interest, and which loan has subsequently been repaid in the amount of $13,500 and replaced by a Promissory Note issued under the Line of Credit in the amount of $46,500, payable on June 10, 2012, and accruing interest at the rate of 12% per annum.

Between July 23, 2010 and December 27, 2010, Genesis provided us an additional $95,000 in loans, which were evidenced by Promissory Notes, which accrued interest at the rate of 20% per annum and are payable upon or before twelve months from the date of such Promissory Notes, which notes begin becoming due in August 2011.  The Promissory Notes are secured by substantially all of the Company’s assets and remain outstanding as of the date of this Prospectus.  In January 2011, and effective as of January 1, 2011, we and Genesis entered into a Note Amendment Agreement which amended the interest rate of the loans to 12% per annum.   In July and August 2011, as described below, two of the notes, totaling an aggregate of $20,000 were refinanced through the Line of Credit and the due dates of such loans were effectively extended for an additional twelve months.

In May 2010, Mr. Visser was appointed as Secretary and Treasurer of the Company.

In September 2010, Mark W. Ismond and Steven R. Visser, our Directors, each purchased 125,000 shares of the Company’s common stock from Scott E. Kwilinski, our former officer and Director in a private transaction, in consideration for $500, or an aggregate of $1,000.

In September 2010, Allan Vander Hart was appointed as the Vice President of Sales and Marketing and as a Director of the Company.

In January 2011, Steven R. Visser was appointed as President of the Company.

In January 2011, we entered into a Revolving Line of Credit Agreement with Genesis (the “Line of Credit”).  Pursuant to the Line of Credit, Genesis agreed to loan us up to $500,000 (of which $434,000 is currently available) as requested by the Company from time to time (on a revolving basis)(each an “Advance”) until June 30, 3012 pursuant to the terms of the Line of Credit.  Any amounts borrowed under the Line of Credit will be evidenced by a separate promissory note (each a “Note”) and bear interest at the rate of 12% per annum, provided that if an event of default occurs (as provided in the Line of Credit or the Note), such outstanding amount bears interest at the rate of 15% per annum until paid in full.  The maturity date of each Note will be June 30, 2012, unless otherwise agreed by the parties.   As of June 30, 2011, the Company has borrowed a total of $66,000 under the Line of Credit, which amounts are due beginning in January 2012.

In July and August 2011, the Company entered into two additional promissory notes under the Line of Credit to refinance two $10,000 Promissory Notes which were due to Genesis on July 23, 2011 and August 4, 2011, which notes were part of the July 23, 2010 to December 27, 2010 notes described above.  Such promissory notes as refinanced have a one year term and substantially similar terms as the other notes described above which have been issued pursuant to the Line of Credit.

Review, Approval and Ratification of Related Party Transactions

Given our small size and limited financial resources, we have not adopted formal policies and procedures for the review, approval or ratification of transactions, such as those described above, with our executive officers, Directors and significant stockholders.  However, all of the transactions described above were approved and ratified by our officers and/or Directors.  In connection with the approval of the transactions described above, our officers and Directors took into account various factors, including their fiduciary duty to the Company; the relationships of the related parties described above to the Company; the material facts underlying each transaction; the anticipated benefits to the Company and related costs associated with such benefits; whether comparable products or services were available; and the terms the Company could receive from an unrelated third party.

We intend to establish formal policies and procedures in the future, once we have sufficient resources and have appointed additional Directors, so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof.   On a moving forward basis, our officers and Directors will continue to approve any related party transaction based on the criteria set forth above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Effective September 2, 2010, the client auditor relationship between the Company and Crowe Horwath LLP ("Crowe") was terminated as Crowe was dismissed as the Company’s independent registered accounting firm and replaced by Silberstein Ungar, PLLC ("Silberstein").  Effective September 2, 2010, the Company engaged Silberstein as its principal independent public accountant for the fiscal years ended December 31, 2010 and 2011, provided that Silberstein has also re-audited the December 31, 2009 financial statements of the Company, which are included herewith. The decision to change accountants was subsequently recommended, approved and ratified by the Company's Board of Directors.

Crowe's report on the financial statements of the Company for the fiscal years ended December 31, 2008 and 2009, did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles other than the inclusion of an explanatory paragraph discussing the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2008 and 2009, and any subsequent interim periods through the date the relationship with Crowe ceased, there were no disagreements between Crowe and the Company on a matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Crowe would have caused Crowe to make reference to the subject matter of the disagreement in connection with its report on the Company's financial statements.

There have been no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K during the Company's fiscal years ended December 31, 2008 and 2009, and any subsequent interim periods through the date the relationship with Crowe ceased.

The Company has authorized Crowe to respond fully to any inquiries of any new auditors hired by the Company relating to their engagement as the Company's independent accountant.

The Company has not previously consulted with Silberstein regarding either (i) the application of accounting principles to a specific completed or contemplated transaction; (ii) the type of audit opinion that might be rendered on the Company's financial statements; or (iii) a reportable event (as provided in Item 304(a)(1)(v) of Regulation S-K) during the Company's fiscal years ended December 31, 2008 and December 31, 2009, and any later interim period, including the interim period up to and including the date the relationship with Crowe ceased. Silberstein has reviewed the disclosure required by Item 304 (a) before it was filed with the Commission and has been provided an opportunity to furnish the Company with a letter addressed to the Commission containing any new information, clarification of the Company's expression of its views, or the respects in which it does not agree with the statements made by the Company in response to Item 304 (a). Silberstein did not furnish a letter to the Commission.

DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.  Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this Offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which shall have such distinctive designation or title as shall be determined by our Board of Directors (“Board of Directors”) prior to the issuance of any shares thereof.  Preferred Stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

Options, Warrants and Convertible Securities

The Company does not currently have any outstanding options, warrants or convertible securities.

SHARES AVAILABLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock could adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through the sale of equity securities.

Upon the date of this Prospectus, there are 9,700,750 shares of common stock issued and outstanding. Upon the effectiveness of this Registration Statement, 700,750 shares of common stock to be resold pursuant to this Prospectus will be eligible for immediate resale in the public market if and when any market for the common stock develops.  The remaining 9,000,000 shares of our currently issued and outstanding common stock which are not being registered pursuant to this Registration Statement will constitute “restricted securities” as that term is defined by Rule 144 of the Act and bear appropriate legends, restricting transferability.  The Company may also raise capital in the future by issued issuing additional restricted shares to investors.

Restricted securities may not be sold except pursuant to an effective registration statement filed by us or an applicable exemption from registration, including an exemption under Rule 144 promulgated under the Act.

Pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), a “shell company” is defined as a company that has no or nominal operations; and, either no or nominal assets; assets consisting solely of cash and cash equivalents; or assets consisting of any amount of cash and cash equivalents and nominal other assets.  As such, while we do not believe that we are a “shell company” or were ever a “shell company” pursuant to Rule 144, if we are deemed to be a “shell company” or former “shell company”, sales of our securities pursuant to Rule 144 are not able to be made until 1) we have ceased to be a “shell company”; 2) we are subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and have filed all of our required periodic reports for the previous one year period prior to any sale; and a period of at least twelve months has elapsed from the date “Form 10 information” has been filed with the Commission reflecting the Company’s status as a non-“shell company.”  If we are deemed to be a “shell company” or former “shell company”, none of our securities will be eligible to be sold pursuant to Rule 144, until at least a year after we cease to be a “shell company”, any non-registered securities we issue will have no liquidity and will in fact be ineligible to be resold until and unless such securities are registered with the Commission and/or until a year after we cease to be a “shell company” and have complied with the other requirements of Rule 144, as described above.

Assuming we are not deemed to be a “shell company” or former “shell company” and we otherwise meet the requirements of Rule 144, of which there can be no assurance, and assuming we are a non-reporting company, under Rule 144 a person (or persons whose shares are aggregated) who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 under the Securities Act that were purchased from us (or any affiliate) at least one year previously, would be entitled to sell such shares under Rule 144 without restrictions.  A person who may be deemed our affiliate, who owns shares that were purchased from us (or any affiliate) at least one year previously, is entitled to sell within any three-month period a number of shares that does not exceed 1% of the then outstanding common stock.  Sales by affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.  In the event we are deemed to be a “shell company” or former “shell company” as stated above, no sales of our securities (by affiliates or non-affiliates) will be eligible to made pursuant to Rule 144 until we comply with the requirements above and cease to be “shell company” as described above.

If the Company is (a) not deemed to be a “shell company” or former “shell company”; and/or (b) has complied with the requirements above, has ceased to be a “shell company” and becomes a “reporting company,” the conditions applicable to the resale of securities under Rule 144 are different.  Under those conditions, a person (or persons whose shares are aggregated) who owns “restricted securities” that were purchased from us (or any affiliate) at least six months previously, in the event we are a reporting company, would be entitled to sell such securities without restrictions other than the availability of current public information about us and the requirement that we continue to timely file our periodic filings for one year from the date they acquired such securities.  A person who may be deemed our affiliate, who owns “restricted securities” that were purchased from us (or any affiliate) at least six months previously would be entitled to sell such securities if they complied with the volume limitations, manner of sale provisions, public information requirements and notice requirements discussed above.  If the Company (a) is not deemed to be a “shell company” or former “shell company”; and/or (b) has complied with the requirements above, has ceased to be a “shell company” and becomes a “reporting company,” a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns “restricted securities” that were purchased from us (or any affiliate) at least one year previously, would be entitled to sell such shares under Rule 144 without restrictions.

PLAN OF DISTRIBUTION AND SELLING STOCKHOLDERS

This Prospectus relates to the resale of 700,750 shares of common stock by the selling stockholders. The table below sets forth information with respect to the resale of shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of common stock by the selling stockholders for shares currently outstanding. None of the selling stockholders are broker/dealers and/or affiliated with broker/dealers. Except as described in footnotes below, none of the selling stockholders have had a material relationship with us since our inception.

Selling Stockholders:

Shareholder	Date Shares Acquired (1)	Common Stock Beneficially owned Before Resale	Amount Offered	Shares Beneficially Owned After Resale (2)
Brian Barker	October 2010	1,000	1,000	-
Ken Bokhoven (a)	October 2010	5,000	5,000	-
Wanda Bokhoven (a)	October 2010	5,000	5,000	-
James and Janice Bush (JTWROS)	October 2010	5,000	5,000	-
Jeff Cline	November 2010	1,000	1,000	-
Seth Davies (b)	November 2010	2,500	2,500	-
Valerie Davies(b)	November 2010	2,500	2,500	-
Eric DeNijs	November 2010	5,000	5,000	-
Glen DeYoung (c)	September 2010	2,000	2,000	-
Phil DeYoung(c)	September 2010	1,000	1,000	-
Britton Evans	November 2010	1,000	1,000	-
Steven Felkey	November 2010	25,000	25,000	-
David Finkelstein	October 2010	5,000	5,000	-
Curtis Gowers	November 2010	5,000	5,000	-
Kendall Grashuis	October 2010	2,500	2,500	-
Joel Gritter	November 2010	12,500	12,500	-
Timothy Haff	September 2010	10,000	10,000	-
Dean Haverdink	November 2010	25,000	25,000	-
Robert Herring	November 2010	1,000	1,000	-
Greg Hodgson	October 2010	1,000	1,000	-
David Hoeksema	November 2010	5,000	5,000	-
Pauline Ismond (d)	September 2010	5,000	5,000	-
Joseph Lathrop	November 2010	5,000	5,000	-
Peter McGowen	November 2010	1,000	1,000	-
Fred Mellema	October 2010	5,000	5,000	-
John Passeno	November 2010	1,000	1,000	-
Evelyn Pastoor	November 2010	15,000	15,000	-
John Penner	November 2010	1,000	1,000	-
Scott Pothoven	November 2010	15,000	15,000	-
Dale Potter	November 2010	1,250	1,250	-
Chris Suit	November 2010	5,000	5,000	-

Thomas Swab	October 2010	2,500	2,500	-
Jeffery Vander Hart (e)	October 2010	5,000	5,000	-
Ken Vander Hart (e)	October 2010	2,500	2,500	-
Michael A. Vander Hart (e)	October 2010	5,000	5,000	-
Michael J. VanderPloeg	October 2010	5,000	5,000	-
Kelli Visser (f)	November 2010	1,000	1,000	-
Michael Vredenberg	November 2010	2,500	2,500	-
Kietzman Enterprises (g)	April 2009	500,000	500,000	-
	TOTALS	700,750	700,750

(1) All shares were purchased from the Company at $0.20 per share pursuant to Private Placements pursuant to an exemption from registration provided by Rule 506 of Regulation D, other than the 500,000 shares held by Kietzman Enterprises, which were issued in April 2009, in connection with the conversion of $20,000 of debt held by Matthew Kietzman into shares of the Company’s common stock at a conversion price of $0.04 per share.

(2) Assuming the sale of all shares registered herein.

(a) Husband and wife.

(b) Husband and wife.

(c) Glen DeYoung is the father of Phil DeYoung.

(d) Mother of Mark W. Ismond, our Vice President of Investor Relations and Director.

(e) Jeffery and Michael Vender Hart are sons of Allan Vander Hart, the Company’s Vice President and Director.  Ken Vander Hart is the brother of Al Vender Hart.

(f) Kelli Visser is the daughter of our President, CFO and Director Steven R. Visser.

(g) Kietzman Enterprises is beneficially owned by Matthew Kietzman.

Upon the effectiveness of this Registration Statement, the 9,000,000 outstanding shares of common stock not registered herein will be subject to the resale provisions of Rule 144. The 700,750 remaining shares offered by the selling stockholders pursuant to this Prospectus may be sold by one or more of the following methods, without limitation:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately-negotiated transactions;

o	broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

We currently lack a public market for our common stock. Selling shareholders will sell at a price of $0.20 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The Offering price of the shares has been arbitrarily determined by us based on estimates of the price that purchasers of speculative securities, such as the shares offered herein, will be willing to pay considering the nature and capital structure of our Company, the experience of the officers and Directors, and the market conditions for the sale of equity securities in similar companies. The Offering price of the shares bears no relationship to the assets, earnings or book value of our Company, or any other objective standard of value. We believe that only a small number of shares, if any, will be sold by the selling shareholders, prior to the time our common stock is quoted on the OTC Bulletin Board, at which time the selling shareholders will sell their shares based on the market price of such shares. The Company is not selling any shares pursuant to this Registration Statement and is only registering the re-sale of securities previously purchased from us.

The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

We have advised the Selling Security Holders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934, as amended, will apply to purchases and sales of shares of common stock by the Selling Security Holders. Additionally, there are restrictions on market-making activities by persons engaged in the distribution of the shares. The Selling Security Holders have agreed that neither them nor their agents will bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this Prospectus.

Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying Registration Statement must be filed with the Securities and Exchange Commission.

Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. It is not expected that these commissions and discounts will exceed what is customary in the types of transactions involved.

The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. Therefore, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

No established public trading market exists for our common stock and the Company’s common stock has never been quoted on any market or exchange.  Except for this Offering, there is no common stock that is being, or has been proposed to be, publicly offered. As of August 10, 2011, there were 9,700,750 shares of common stock issued and outstanding, held by 43 shareholders of record.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are Offering by this Prospectus. This Prospectus does not contain all of the information included in the Registration Statement. For further information pertaining to us and our common stock, you should refer to the Registration Statement and to its exhibits. Whenever we make reference in this Prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract, agreement or other document.

Our fiscal year ends on December 31. We plan to furnish our shareholders annual reports containing audited financial statements and other appropriate reports, where applicable. In addition, we plan to file annual, quarterly, and current reports, and other information with the SEC, where applicable. You may read and copy any reports, statements, or other information we file at the SEC's public reference room at 100 F. Street, N.E., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC's Internet site at http\\www.sec.gov.

You should read this Prospectus and any Prospectus supplement together with the Registration Statement and the exhibits filed with or incorporated by reference into the Registration Statement. The information contained in this Prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this Prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this Offering other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

LEGAL MATTERS

Certain legal matters with respect to the issuance of shares of common stock offered hereby will be passed upon by The Loev Law Firm, PC, Bellaire, Texas.

FINANCIAL STATEMENTS

The Financial Statements included below are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. The following financial statements pertaining to Task Technologies, Inc. are filed as part of this Prospectus.

TABLE OF CONTENTS TO FINANCIAL STATEMENTS
OF TASK TECHNOLOGIES, INC.

Unaudited Interim Financial Statements

Consolidated Balance Sheets as of March 31, 2011 and December 31, 2010	F-2

Consolidated Statements of Income for the three months ended March 31, 2011 and 2010	F-3

Consolidated Statements of Changes In Stockholders’ Equity For the March 31, 2011 and 2010	F-4

Consolidated Statements of Cash Flows for the March 31, 2011 and 2010	F-5

Consolidated Notes to Financial Statements	F-6

Audited Financial Statements

Report of Independent Registered Public Accounting Firm	F-12

Consolidated Balance Sheets as of December 31, 2010 and 2009	F-13

Consolidated Statements of Income for the years Ended December 31, 2010 and 2009	F-14

Consolidated Statements of Changes In Stockholders’ Equity For the years ended December 31, 2010 and 2009	F-15

Consolidated Statements of Cash Flows for the years Ended December 31, 2010 and 2009	F-16

Consolidated Notes to Financial Statements	F-17

TASK TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

ASSETS
	March 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
CURRENT ASSETS

Cash and Cash Equivalents	$5,419	$12,931
Accounts Receivable:
Trade	42,716	39,974
Employee Advances	300	300
Prepaid Expenses	69	475
TOTAL CURRENT ASSETS	48,504	53,680

PROPERTY AND EQUIPMENT - at Cost

Office Equipment	$2,771	$2,771
Automobile	1,676	1,676
Totals	4,447	4,447
Less: Accumulated Depreciation	(1,576)	(1,354)
NET PROPERTY AND EQUIPMENT	2,871	3,093
TOTAL ASSETS	$51,375	$56,773

The accompanying notes are an integral part of these consolidated financial statements

TASK TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
	March 31, 2011	December 31, 2010
	(unaudited)	(unaudited)
CURRENT LIABILITIES

Accounts Payable	$16,537	$35,788
Accrued Payroll	22,401	60,923
Accrued Expenses	6,991	3,871
Current Portion of Long Term Debt:
Note Payable - Officer	26,722	26,722
Note Payable - Affiliate	171,500	155,000
TOTAL CURRENT LIABILITIES	244,151	282,304

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock - Stated Value $0.001 Per Share,
100,000,000 Shares Authorized
9,700,750 and 9,500,000 Shares Issued and Outstanding
as of March 31, 2011 and December 31, 2010,
respectively	1,903	1,703
Additional Paid in Capital	73,672	73,672
Accumulated Deficit	(268,351)	(300,906)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(192,776)	(225,531)
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$51,375	$56,773

The accompanying notes are an integral part of these consolidated financial statements

TASK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010

REVENUE	$168,933	$86,727

COST OF SALES	73,821	52,603

GROSS MARGIN	95,112	34,124

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	58,859	56,722

INCOME (LOSS) BEFORE OTHER EXPENSES
AND INCOME TAXES	36,253	(22,598)

OTHER EXPENSES
Interest Expense	3,698	(273)

INCOME (LOSS) BEFORE BENEFIT FROM INCOME TAXES	32,555	(22,325)

BENEFIT FROM INCOME TAXES	-	-

NET INCOME (LOSS)	$32,555	$(22,325)

The accompanying notes are an integral part of these consolidated financial statements

TASK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income (Loss)	$32,555	$(22,325)
Adjustments to Reconcile Net Income (Loss) to Net Cash From
Operating Activities:
Bad Debt Expense	6,000
Depreciation	222	170
Changes in Assets and Liabilities:
Accounts Receivable - Trade	(8,742)	1,931
Prepaid Expenses	406	4,561
Accounts Payable	(19,251)	(309)
Accrued Payroll	(38,522)	(16,459)
Accrued Expenses	3,120	15,122
NET CASH FROM OPERATING ACTIVITIES	(24,212)	(17,309)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash Paid for Property and Equipment	-	-
Cash Loaned to Employees	-
NET CASH FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from Note Payable - Affiliate	16,500	-
Proceeds from Sale of Common Stock	200	-
NET CASH FROM FINANCING ACTIVITIES	16,700	-

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,512)	(17,309)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	12,931	19,046
CASH AND CASH EQUIVALENTS - END OF PERIOD	$5,419	$1,737

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Task Technologies, Inc. and its wholly owned subsidiaries Task Medical Corp. and Task Aerospace Corp.  All material intercompany balances and transactions have been eliminated.

Nature of Business

Task Technologies, Inc. was originally incorporated in Michigan in February 2006 as Task Technologies, Inc. (“Task Michigan”) and re-domiciled in connection with a Plan of Merger, whereby Task Michigan was merged with and into a Nevada corporation, Task Technologies, Inc. (“Task Nevada”), in October 2008, with Task Nevada as the surviving corporation.  The Company offers information technology (“IT”) consulting and placement services to the health insurance industry.  The Company provides consulting clients with expertise in database programming and management in the health insurance industry.  These services help clients manage and leverage the information that they must maintain in order to support their subscribers and to be in compliance with the appropriate government agencies.  The Company provides placement services to clients that need talented personnel with a specific skill set that the Company is able to find due to their level of involvement in the health insurance industry.

The Company provides consulting and personnel placement services to clients. Most of these clients are health insurance companies.  The Company specializes in providing consultants and placing permanent personnel that are highly proficient in the database and financial software utilized by their clients.

Basis of Presentation

The interim consolidated financial statements have been prepared by management in accordance with generally accepted accounting principles in the United States ("GAAP") for interim financial statements.  Accordingly, certain information normally included in financial statements prepared in accordance with GAAP has been omitted.  The interim consolidated financial statements and notes thereto should be read in conjunction with the Company's audited financial statements and notes thereto for the year ended December 31, 2010, from which the balance sheet data as of that date was derived.

Cash and Cash Equivalents

For the purposes of statements of cash flows, the Company considers all short-term investments with original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through the provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual receivables.  Balances that are still outstanding after management has used reasonable collection efforts are written off through the valuation allowance and a credit to the applicable receivable.  Management has provided an allowance of $87,500 for receivables from a related entity; see Note 9.  There were no past due receivables at March 31, 2011 and December 31, 2010.

Property, Equipment and Depreciation

Property and equipment are stated at cost.  Maintenance and repairs are charged to expense as incurred.  Depreciation is computed over the estimated useful lives of the assets using straight-line methods.  These assets are evaluated for impairment when events indicate the carrying amount may not be recoverable from undiscounted cash flows.  If impaired, the assets are recorded at fair value.

Revenue Recognition

The Company recognizes revenue from billing clients for the services provided to them by Company consultants or for the placement of full-time employees.  The Company bills clients for consulting services on a bi-weekly basis for the hours worked.  From time to time, a client may offer full-time employment to Company personnel.  In such cases, the Company’s standard customer contract obligates the client to pay the Company 20% of the annual salary to be paid to the former employee; the Company recognizes this revenue after a contract for employment has been signed between the client and the permanent placement candidate, or after a probationary period of employment of the candidate, if required by the client.

Advertising Costs

Sales brochures and other advertising costs are expensed as incurred by the Company.  Total advertising expense for the three months ending March 31, 2011 and 2010 was $21 and $20, respectively.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements.  Accordingly, upon settlement, actual results may differ from estimated amounts.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents and amounts due to related parties. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU 2010-06 amends ASC 820, Fair Value Measurements and Disclosures, to require new disclosures related to transfers into and out of Levels 1 and 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements which are effective for fiscal years beginning after December 15, 2010. The additional disclosure requirements did not have any financial impact on our consolidated financial statements.

In February 2010, the FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements to eliminate the requirement for public companies to disclose the date through which subsequent events have been evaluated. We will continue to evaluate subsequent events through the date of the issuance of the financial statements; however, consistent with this guidance, the date will no longer be disclosed.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations, or cash flows.

NOTE 2 – NOTE PAYABLE - OFFICER

Note Payable - Officer consists of the following:

	March 31, 2011	December 31, 2010
Note payable to an officer, Steve Visser, unsecured and due June 30, 2012 with an interest rate of 0%.	$26,722	$26,722

NOTE 3 – NOTE PAYABLE - AFFILIATE

Note Payable - Affiliate consists of the following:

	March 31, 2011	December 31, 2010
Note payable to an affiliate, Genesis Fund, secured by accounts receivable. The first $57,000 is non interest bearing, and the remaining balance is subject to an interest rate of 12%. Genesis Fund is majority owned by Venture Quest Industries, which is also the majority owner of the Company.	$171,500	$155,000

NOTE 4 – INCOME TAXES

The benefit for income taxes consists of current federal taxes.  Deferred tax assets and liabilities consist of the following:

	March 31, 2011	December 31, 2011
Net Operating Loss Tax Effect	$62,000	$96,800
Valuation Allowance	(62,000)	(96,800)

Net Deferred Tax Asset	$-	$-

Deferred income taxes are provided for timing differences between financial statement and income tax reporting, primarily due to existence of non deductible accruals and reserves, deduction carry forwards and the use of accelerated methods of depreciation for income tax reporting.

As of March 31, 2011, the Company has a net operating loss of approximately $207,000.  These losses will expire in years 2029 through 2030.

The Company continues to maintain a valuation allowance against the value of all deferred tax assets at March 31, 2011 due to the uncertainty of realizing these assets in the future. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

In June 2006, the FASB issued guidance in regard to the recognition of tax benefits for positions claimed or to be claimed in tax returns.  Management has evaluated the tax positions claimed and expected to be claimed in its tax returns and has concluded that all positions are more likely than not to be sustained upon examination by applicable taxing authorities. Management has also concluded that no liability for uncertain tax positions should be recorded as of March 31, 2011.

With few exceptions, periods ending after December 31, 2006 and thereafter, are subject to U.S., State and local income tax examinations by tax authorities.

NOTE 5 – LEASE COMMITMENTS

On January 20, 2011, the Company entered into a six-year lease for 2,017 square feet of office space at 1971 E. Beltline Ave NE, Suite 217, Grand Rapids, Michigan.. The base rent due under this lease is summarized as follows:

Year Ending	Annual Base Rent Due
March 31, 2012	14,143
March 31, 2013	16,640
March 31, 2014	18,657
March 31, 2015	20,674
March 31, 2016	22,691
March 31, 2017	25,212

Previously, the Company leased 870 sq. ft. of office space at 9570 Downes Street, N.E. in Lowell, Michigan via a month to month lease.  The Company terminated its month to month lease of 870 square feet of office space at 9570 Downes Street, N.E. in Lowell, Michigan on March 1, 2011.

Total rental expense charged to operations for the three months ending March 31, 2011 and 2010 was $6,123 and $2,050, respectively.

NOTE 6 – PROFIT SHARING PLAN

During 2010, the Company changed from a profit sharing 401(k) plan to a SIMPLE IRA plan.  The amount of discretionary employer contributions to the plan is established by the Company’s Board of Directors and is limited to the amount deductible for federal income tax purposes.  For 2010, the Company elected to make discretionary contributions equal to 100% of employee salary deferrals up to 3% of compensation.  For 2011, the Company has elected to continue with the same SIMPLE IRA plan with the same discretionary contributions equal to 100% of employee salary deferrals up to 3% of compensation. Company discretionary contributions for the three months ending March 31, 2011 and 2010 were $3,961 and $31 respectively.

NOTE 7 – EQUITY

On September 1, 2010 the Company offered 1,000,000 shares at $.20 per share through a Private Placement Memorandum (PPM).  The PPM was closed on November 1, 2010 after selling 200,750 shares for $34,875 (net of offering costs of $5,675).

In September 2010, Mark Ismond and Steve Visser each purchased 125,000 shares of the Company’s common stock for $1,000 from Mr. Kwilinski.

The Company has authorized 10,000,000 shares of preferred stock at a par value of $.001.  No preferred shares are issued or outstanding as of March 31, 2011.  Any preferences, rights, voting powers, restrictions, dividend limitations, qualifications, and terms and conditions of redemption shall be set forth and adopted by a board of directors’ resolution prior to issuance of any series of preferred stock.

NOTE 8 – CUSTOMER CONCENTRATION

For the three months ending March 31, 2011, the Company’s top four customers accounted for 37%, 27%, 15% and 13% of the total annual sales.  89% of accounts receivable at March 31, 2011 were from these customers.

For the three months ending March 31, 2010, two customers accounted for 54% and 46% of the total annual sales.

For the year ending December 31, 2010, four customers accounted for 39%, 30%, 15% and 15% of the total annual sales.

NOTE 9 – RELATED PARTY TRANSACTIONS

The Company uses the services of Brookhaven Technologies (Brookhaven), which is owned by Guy Roberts, the CEO and majority shareholder as a pass-through from Venture Quest Industries.  Brookhaven provides the Company with IT programming services for the Company’s clients.  Purchases of these services were $4,000 and $2,000 during the three months ended March 31, 2011 and 2010, respectively.  The Company has no liabilities owed to Brookhaven at March 31, 2011 and December 31, 2010.

From time to time, the Company utilizes the services of Sabrecom Corporation (Sabrecom). Sabrecom provides telecom support, consulting, repair, and installation services.  Sabrecom is majority owned by Venture Quest Industries, which is also the majority owner of the Company. In 2010, the Company paid $1,000 for telecom support, repair and installation services, and did not pay for any services from Sabrecom in the three months ended March 31, 2011.  In 2010 and the first three months of 2011, the Company also provided services to Sabrecom of $87,500.  Due to the uncertainty of collection of this receivable, the Company has provided an allowance for doubtful accounts on this balance of $87,500 at March 31, 2011.

Venture Quest Industries, Inc. (VQI), is the majority owner of the Company.  During 2010, VQI provided strategic consulting and management services to the Company at the rate of $500 per month based on a contract between the Company and VQI that was in effect until May 2010.  In 2010, the Company paid $1,000 under this contract. The Company did not pay anything to VQI for these services for the three months ended March 31, 2011.

On January 19, 2011, the Company entered into a Note Amendment Agreement with Genesis Fund that provided for loans provided to the Company during the year 2010 with a stated rate of 20% to be amended and restated to have an effective rate of 12% as of January 1, 2011. The total principal amount of these loans was $95,000. Genesis Fund is majority owned by Venture Quest Industries, which is also the majority owner of the Company.

On January 20, 2011, the Company entered into a Revolving Line of Credit Agreement (“Line of Credit”) with an affiliate, the Genesis Fund.  The Line of Credit provides for a revolving line of credit in the amount of $500,000, from which the Company can borrow from Genesis Fund from time to time for a period extending to June 30, 2012, at the rate of 12% per annum. Genesis Fund is majority owned by Venture Quest Industries, which is also the majority owner of the Company. As of June 30, 2011, the Company has borrowed a total of $66,000 under the Line of Credit.

NOTE 10 – SUPPLEMENTAL CASH FLOW INFORMATION

There is no supplemental cash flow information relating to the Consolidated Statement of Cash Flows for the three months ended March 31, 2011 and 2010.

NOTE 11 – LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company has incurred losses since inception, has a working capital deficit and a stockholders' deficit at March 31, 2011.

While the Company is attempting to produce sufficient sales, the Company's cash position may not be sufficient to support the Company's daily operations. The Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, however there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 13 – SUBSEQUENT EVENTS

 Management has evaluated subsequent events for potential recognition and disclosure through the date of the issuance of these consolidated financial statements.

Silberstein Ungar, PLLC
CPAs and Business Advisors
phone (248) 203-0080
fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Task Technologies, Inc.
Grand Rapids, MI

We have audited the accompanying consolidated balance sheets of Task Technologies, Inc. and Subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Task Technologies, Inc. and Subsidiaries as of December 31, 2010 and 2009 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the entity will continue as a going concern. As discussed in Note 12 to the consolidated financial statements, the entity has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC
Bingham Farms, Michigan
April 13, 2011

TASK TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2010 AND 2009

ASSETS

	2010	2009
CURRENT ASSETS

Cash and Cash Equivalents	$12,931	$19,046
Accounts Receivable:
Trade	39,974	46,905
Employee Advances	300	-
Prepaid Expenses	475	8,303
TOTAL CURRENT ASSETS	53,680	74,254

PROPERTY AND EQUIPMENT - at Cost

Office Equipment	$2,771	$1,927
Automobile	1,676	-
Totals	4,447	1,927
Less: Accumulated Depreciation	(1,354)	(642)
NET PROPERTY AND EQUIPMENT	3,093	1,285
TOTAL ASSETS	$56,773	$75,539

The accompanying notes are an integral part of these consolidated financial statements

TASK TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2010 AND 2009

LIABILITIES AND STOCKHOLDERS' EQUITY

	2010	2009
CURRENT LIABILITIES

Accounts Payable	$35,788	$3,450
Accrued Payroll	60,923	13,795
Accrued Expenses	3,871	3,386
Current Portion of Long Term Debt:
Note Payable - Officer	26,722	-
Note Payable - Affiliate	155,000	-
Note Payable - Other	-	14,990
TOTAL CURRENT LIABILITIES	282,304	35,621

STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock - Stated Value $0.001 Per Share,
100,000,000 Shares Authorized
9,700,750 and 9,500,000 Shares Issued and Outstanding
as of December 31, 2010 and 2009, respectively	1,703	1,500
Additional Paid in Capital	73,672	39,000
Accumulated Deficit	(300,906)	(582)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	(225,531)	39,918
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$56,773	$75,539

The accompanying notes are an integral part of these consolidated financial statements

TASK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

REVENUE	$563,638	$622,504

COST OF SALES	494,977	512,176

GROSS MARGIN	68,661	110,328

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	364,514	127,925

LOSS BEFORE OTHER EXPENSES
AND INCOME TAXES	(295,853)	(17,597)

OTHER EXPENSES
Interest Expense	6,207	957

LOSS BEFORE BENEFIT FROM INCOME TAXES	(302,060)	(18,554)

BENEFIT FROM INCOME TAXES	1,736	32

NET LOSS	$(300,324)	$(18,522)

The accompanying notes are an integral part of these consolidated financial statements

TASK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS’ EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 2010 AND 2009

	Common Stock		Additional
			Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2009	8,500,000	$500	$-	$17,940	$18,440

Stock Issued in Exchange
For Services	500,000	500	19,500	-	20,000

Debt Converted To Equity	500,000	500	19,500	-	20,000

Net Loss	-	-	-	(18,522)	(18,522)

Balance, December 31, 2009	9,500,000	$1,500	$9,000	$(582)	$39,918

Private Placement	200,750	203	34,672	-	40,550

Net Loss	-	-	-	(300,324)	(300,324)

Balance, December 31, 2010	9,700,750	$1,703	$73,672	$(300,906)	$(225,531)

The accompanying notes are an integral part of these consolidated financial statements

TASK TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES

Net Loss	$(300,324)	$(18,522)
Adjustments to Reconcile Net Loss to Net Cash From
Operating Activities:
Depreciation	712	374
Stock Compensation Expense	-	19,000
Changes in Assets and Liabilities:
Accounts Receivable - Trade	6,931	57,583
Prepaid Expenses	7,828	(182)
Accounts Payable	32,338	(58,240)
Accrued Payroll	47,128	(20,137)
Accrued Expenses	485	2,948
NET CASH FROM OPERATING ACTIVITIES	(204,902)	(17,176)

CASH FLOWS FROM INVESTING ACTIVITIES

Cash Paid for Property and Equipment	(2,520)	(315)
Cash Loaned to Employees	(300)	-
NET CASH FROM INVESTING ACTIVITIES	(2,820)	(315)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from Note Payable - Officer	26,722	-
Proceeds from Note Payable - Affiliate	155,000	-
Proceeds from Note Payable - Other	-	20,990
Repayment of Note Payable - Other	(14,990)	(5,000)
Proceeds from Sale of Common Stock	34,875	1,000
NET CASH FROM FINANCING ACTIVITIES	201,607	16,990

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,115)	(501)
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	19,046	19,547
CASH AND CASH EQUIVALENTS - END OF YEAR	$12,931	$19,046

The accompanying notes are an integral part of these consolidated financial statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Task Technologies, Inc. and its wholly owned subsidiaries Task Medical Corp. and Task Aerospace Corp.  All material intercompany balances and transactions have been eliminated.

Nature of Business

Task Technologies, Inc. was originally incorporated in Michigan in February 2006 as Task Technologies, Inc. (“Task Michigan”) and re-domiciled in connection with a Plan of Merger, whereby Task Michigan was merged with and into a Nevada corporation, Task Technologies, Inc. (“Task Nevada”), in October 2008, with Task Nevada as the surviving corporation.  The Company offers information technology (“IT”) consulting and placement services to the health insurance industry.  The Company provides consulting clients with expertise in database programming and management in the health insurance industry.  These services help clients manage and leverage the information that they must maintain in order to support their subscribers and to be in compliance with the appropriate government agencies.  The Company provides placement services to clients that need talented personnel with a specific skill set that the Company is able to find due to their level of involvement in the health insurance industry.

The Company provides consulting and personnel placement services to clients. Most of these clients are health insurance companies.  The Company specializes in providing consultants and placing permanent personnel that are highly proficient in the database and financial software utilized by their clients.

Cash and Cash Equivalents

For the purposes of statements of cash flows, the Company considers all short-term investments with original maturity of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. Management provides for probable uncollectible amounts through the provision for bad debt expense and an adjustment to a valuation allowance based on its assessment of the current status of individual receivables.  Balances that are still outstanding after management has used reasonable collection efforts are written off through the valuation allowance and a credit to the applicable receivable.  Management has provided an allowance of $81,500 for receivables from a related entity; see Note 10.  There was no reserve for uncollectible accounts at December 31, 2009 as management believed all accounts were fully collectible.  There were no past due receivables at December 31, 2010 and 2009.

Property, Equipment and Depreciation

Property and equipment are stated at cost.  Maintenance and repairs are charged to expense as incurred.  Depreciation is computed over the estimated useful lives of the assets using straight-line methods.  These assets are evaluated for impairment when events indicate the carrying amount may not be recoverable from undiscounted cash flows.  If impaired, the assets are recorded at fair value.

Revenue Recognition

The Company recognizes revenue from billing clients for the services provided to them by Company consultants or for the placement of full-time employees.  The Company bills clients for consulting services on a bi-weekly basis for the hours worked.  From time to time, a client may offer full-time employment to Company personnel.  In such cases, the Company’s standard customer contract obligates the client to pay the Company 20% of the annual salary to be paid to the former employee; the Company recognizes this revenue after a contract for employment has been signed between the client and the permanent placement candidate, or after a probationary period of employment of the candidate, if required by the client.

Advertising Costs

Sales brochures and other advertising costs are expensed as incurred by the Company.  Total advertising expense for 2010 and 2009 was $20 and $420, respectively.

Use of Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements.  Accordingly, upon settlement, actual results may differ from estimated amounts.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents and amounts due to related parties. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Recent Accounting Pronouncements

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06 (“ASU 2010-06”), Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.” ASU 2010-06 amends ASC 820, Fair Value Measurements and Disclosures, to require new disclosures related to transfers into and out of Levels 1 and 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements which are effective for fiscal years beginning after December 15, 2010. The additional disclosure requirements did not have any financial impact on our consolidated financial statements.

In February 2010, the FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements” to eliminate the requirement for public companies to disclose the date through which subsequent events have been evaluated. We will continue to evaluate subsequent events through the date of the issuance of the financial statements; however, consistent with this guidance, the date will no longer be disclosed.

With the exception of the pronouncements noted above, no other accounting standards or interpretations issued or recently adopted are expected to have a material impact on the Company’s financial position, operations, or cash flows.

NOTE 2 – NOTE PAYABLE - OFFICER

Note Payable - Officer consists of the following:

	2010	2009
Note payable to an officer, Steve Visser, unsecured and due on demand with an interest rate of 0%.	$26,722	$0

NOTE 3 – NOTE PAYABLE - AFFILIATE

Note Payable - Affiliate consists of the following:

	2010	2009
Note payable to an affiliate,, Genesis Fund, secured by accounts receivable The first $60,000 is non interest bearing, and the remaining balance is subject to an interest rate of 20%. Genesis Fund is majority owned by Venture Quest Industries, which is also the majority owner of the Company.	$155,000	$0

NOTE 4 – NOTE PAYABLE – OTHER

Note Payable - Other consisted of the following:
	2010	2009
Term loan with Donald Warren for $150,050 dated November 2008, due in monthly installments of $5,101 beginning October 26, 2009, including interest at 10%, secured by accounts receivable. This loan was paid in full in 2010	$-	$14,990

Interest expense was $949 and $771 for the years ended December 31, 2010 and 2009, respectively.

NOTE 5 – INCOME TAXES

The benefit for income taxes consists of current federal taxes.  Deferred tax assets and liabilities consist of the following:

	2010	2009

Net Operating Loss Tax Effect	$96,800	$5,400
Valuation allowance	(96,800)	(5,400)

Net Deferred Tax Asset	$-	$-

Deferred income taxes are provided for timing differences between financial statement and income tax reporting, primarily due to existence of non deductible accruals and reserves, deduction carry forwards and the use of accelerated methods of depreciation for income tax reporting.

As of December 31, 2010, the Company has a net operating loss of approximately $305,000.  These losses will expire in years 2029 through 2030.

The Company continues to maintain a valuation allowance against the value of all deferred tax assets at December 31, 2010 due to the uncertainty of realizing these assets in the future. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

In June 2006, the FASB issued guidance in regard to the recognition of tax benefits for positions claimed or to be claimed in tax returns.  Management has evaluated the tax positions claimed and expected to be claimed in its tax returns and has concluded that all positions are more likely than not to be sustained upon examination by applicable taxing authorities. Management has also concluded that no liability for uncertain tax positions should be recorded as of December 31, 2010.

With few exceptions, periods ending after December 31, 2006 and thereafter, are subject to U.S., State and local income tax examinations by tax authorities.

NOTE 6 – LEASE COMMITMENTS

The Company leases 870 sq. ft. of office space at 9570 Downes Street, N.E. in Lowell, Michigan via a month to month lease.  In 2009, the Company also leased office space in Phoenix, Arizona.  This lease was terminated in 2009.  Total rental expense charged to operations during 2010 and 2009 was $7,685 and $15,465, respectively.  See additional lease activity in 2011 in Note 13.

NOTE 7 – PROFIT SHARING PLAN

The Company has a profit sharing 401(k) plan which allows participant contributions covering substantially all employees.  The amount of discretionary employer contributions to the plan is established by the Company’s Board of Directors and is limited to the amount deductible for federal income tax purposes.  For 2009, the Company elected to make discretionary contributions equal to 100% of employee salary deferrals up to 5% of compensation.  Company discretionary contributions in 2009 were $13,430.

During 2010, the Company changed from a profit sharing 401(k) plan to a SIMPLE IRA plan.  The amount of discretionary employer contributions to the plan is established by the Company’s Board of Directors and is limited to the amount deductible for federal income tax purposes.  For 2010, the Company elected to make discretionary contributions equal to 100% of employee salary deferrals up to 3% of compensation.  Company discretionary contributions in 2010 were $10,698.

NOTE 8 – EQUITY

On January 30, 2009, Scott E. Kwilinski and Guy D. Roberts each purchased 250,000 shares of the Company’s common stock for $500.  Mr. Kwilinski was President of the Company and a Director of the Company at the time of purchase.  Mr. Roberts is the President and CEO of the Company.  Mr. Roberts is also a Director of the Company.  As a result of this transaction, the Company recorded stock compensation expense to reflect the fair value of the stock at the date of issuance.

On April 1, 2009, the Company converted $20,000 in debt owed to Kietzman Enterprises to 500,000 shares of the Company’s common stock.

On September 1, 2010 the Company offered 1,000,000 shares at $.20 per share through a Private Placement Memorandum (PPM).  The PPM was closed on November 1, 2010 after selling 200,750 shares for $34,875 (net of offering costs of $5,675).

In September, 2010, Mark Ismond and Steve Visser each purchased 125,000 shares of the Company’s common stock for $1,000 from Mr. Kwilinski.

The Company has authorized 10,000,000 shares of preferred stock at a par value of $.001.  No preferred shares are issued or outstanding as of December 31, 2010.  Any preferences, rights, voting powers, restrictions, dividend limitations, qualifications, and terms and conditions of redemption shall be set forth and adopted by a board of directors’ resolution prior to issuance of any series of preferred stock.

NOTE 9 – CUSTOMER CONCENTRATION

In 2010, four customers accounted for 39%, 30%, 15% and 15% of the total annual sales.  100% of accounts receivable at December 31, 2010 were from these customers.

In 2009, two customers accounted for 56% and 42% of the total annual sales.  100% of accounts receivable at December 31, 2009 were from these customers.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company uses the services of Brookhaven Technologies (Brookhaven), which is owned by Guy Roberts, the CEO and majority shareholder as a pass-through from Venture Quest Industries.  Brookhaven provides the Company with IT programming services for the Company’s clients.  Purchases of these services were $4,000 and $82,000 during the years ended December 31, 2010 and 2009.  The Company has no liabilities owed to Brookhaven at December 31, 2010 and 2009.

From time to time, the Company utilizes the services of Sabrecom Corporation (Sabrecom). Sabrecom provides telecom support, consulting, repair and installation services.  Sabrecom is majority owned by Venture Quest Industries, which is also the majority owner of the Company. In 2010 and 2009, the Company paid $1,000 and $3,975, respectively, for telecom support, repair and installation services.  In 2010, the Company also provided services to Sabrecom of $81,500.  Due to the uncertainty of collection of this receivable, the Company has provided an allowance for doubtful accounts on this balance of $81,500 at December 31, 2010.

Venture Quest Industries, Inc. (VQI), is the majority owner of the Company.  VQI provides strategic consulting and management services to the Company at the rate of $500 per month based on a contract between the Company and VQI that was in effect until May 2010.  In 2010 and 2009, the Company paid $1,000 and $3,500, respectively, under this contract.

On January 20, 2011, the Company entered into a Revolving Line of Credit Agreement (“Line of Credit”) with an affiliate, the Genesis Fund.  The Line of Credit provides for a revolving line of credit in the amount of $500,000 from which the Company can borrow from Genesis Fund from time to time for a period extending to June 30, 2012, at the rate of 12% per annum. Genesis Fund is majority owned by Venture Quest Industries, which is also the majority owner of the Company. As of May 10, 2011, the Company has borrowed a total of $19,500 under the Line of Credit.

NOTE 11 – SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information relating to the Consolidated Statement of Cash Flows:

	2010	2009

Cash Paid for Interest	$2,423	$1,308
Debt to Equity Conversion	2,664	934

Supplemental cash flow information relating to the noncash investing and financing activities:

	2010	2009

Debt to Equity Conversion		$20,000

NOTE 12 – LIQUIDITY AND GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.  As reflected in the accompanying financial statements, the Company has incurred losses since inception, has a working capital deficit and a stockholders' deficit at December 31, 2010.

While the Company is attempting to produce sufficient sales, the Company's cash position may not be sufficient to support the Company's daily operations. The Company believes in the viability of its strategy to produce sales volume and in its ability to raise additional funds, however there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate sufficient revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that the actions presently being taken to further implement its business plan and generate revenues provide the opportunity for the Company to continue as a going concern.

The financial statements do not include any adjustments related to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

NOTE 13 – SUBSEQUENT EVENTS

 Management has evaluated subsequent events for potential recognition and disclosure through the date of the issuance of these consolidated financial statements.

On January 19, 2011, the Company entered into a Note Amendment Agreement with Genesis Fund that provided for loans provided to the Company during the year 2010 with a stated rate of 20% to be amended and restated to have an effective rate of 12% as of January 1, 2011. The total principal amount of these loans was $95,000. Genesis Fund is majority owned by Venture Quest Industries, which is also the majority owner of the Company.

On January 20, 2011, the Company entered into a Revolving Line of Credit Agreement (“Line of Credit”) with an affiliate, the Genesis Fund.  The Line of Credit provides for a revolving line of credit in the amount of $500,000 from which the Company can borrow from Genesis Fund from time to time for a period extending to June 30, 2012, at the rate of 12% per annum. Genesis Fund is majority owned by Venture Quest Industries, which is also the majority owner of the Company. As of May 10, 2011, the Company has borrowed a total of $19,500 under the Line of Credit.

On January 20, 2011, the Company entered into a six-year lease for 2,017 of office space at 1971 E. Beltline Ave NE, Suite 217, Grand Rapids, Michigan on January 20, 2011. The lease has an initial base rent of $1,179 per month in year one; $1,387 per month in year two; $1,555 per month in year three; $1,723 per month in year four; $1,891 per month in year five; and $2,101 per month in year six.

The Company terminated its month to month lease of 870 sq. ft. of office space at 9570 Downes Street, N.E. in Lowell, Michigan on March 1, 2011.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety (90) Days after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly, all dealers that effect transactions in these securities, whether or not participating in this Offering, may be required to deliver a Prospectus.  This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Description	Amount to be Paid

Filing Fee - Securities and Exchange Commission	$16*
Attorney's fees and expenses	20,000*
Accountant's fees and expenses	10,000*
Transfer agent's and registrar fees and expenses	1,000*
Printing and engraving expenses	1,000*
Miscellaneous expenses	500*

Total	$32,516

* Estimated

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

See Indemnification of Directors and Officers above.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

On January 30, 2009, Scott E. Kwilinski purchased 250,000 restricted shares of the Company’s common stock for $500.  Mr. Kwilinski was President of the Company and a Director of the Company at the time of purchase.

On January 30, 2009, Guy D. Roberts purchased 250,000 restricted shares of the Company’s common stock for $500.  Mr. Roberts is the CEO of the Company.  Mr. Roberts is also a Director of the Company.

On April 1, 2009, the Company converted $20,000 in debt owed to Matthew L. Kietzman into 500,000 restricted shares of the Company’s common stock (held by Kietzman Enterprises, which is beneficially owned by Mr. Kietzman). Additionally, we granted a two-year warrant to Mr. Kietzman, in exchange for the forgiveness of $5,000 in debt on April 1, 2009. The warrant allowed for the purchase of 250,000 shares of our common stock at an exercise price of $0.02 per share and had a term of two years. The two-year warrant was rescinded by the Company on October 8, 2009, by paying Mr. Kietzman $5,000, the value originally received from him from the Company in consideration for such warrant.

We claim an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) since the foregoing issuances (and grant) did not involve a public offering, the recipients took the shares (and warrants) for investment and not resale, we took appropriate measures to restrict transfer, and the recipients were either (a) “accredited investors” and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Act. No underwriters or agents were involved in the foregoing issuances and the Company paid no underwriting discounts or commissions.

From September to November 2010, the Company sold an aggregate of 200,750 shares of its restricted common stock pursuant to a private placement offering, to an aggregate of 38 investors, and raised $40,150 or $0.20 per share. The Company claims an exemption from registration afforded by Rule 506 of Regulation D under the Act for the above sales as (i) the Company did not use general solicitation or advertising to market the securities; (ii) the Company sold securities in the offering only to "accredited investors" and no more than 35 other purchases; (iii) the non-“accredited investors” either alone or with a purchaser representative, were sophisticated (i.e., they had sufficient knowledge and experience in financial and business matters to make them capable of evaluating the merits and risks of the prospective investment); (iv) the Company provided a Private Placement Offering Memorandum with disclosure similar to what would be in a Registration Statement to each investor in the Offering (including audited and unaudited financial statements); (v) the Company was available to answer questions raised by the prospective purchasers; (vi) the purchasers received “restricted securities”; and  (vii) no commissions were paid in connection with the sales.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit

Exhibit 3.1*	Articles of Incorporation (NV)

Exhibit 3.2*	Plan of Merger

Exhibit 3.3*	Certificate of Merger (MI)

Exhibit 3.4*	Articles of Merger (NV)

Exhibit 3.5*	Bylaws (NV)

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1*	Master Services Agreement with Sabrecom Corporation

Exhibit 10.2*	Consulting Agreement with VentureQuest Industries Corp.

Exhibit 10.3*	Promissory Note With The Genesis Fund, Ltd. ($60,000) (June 11, 2010) (A portion of which has been repaid and a portion of which has been replaced and superseded by Exhibit 10.20 filed herewith)

Exhibit 10.4*	Promissory Note With Steven R. Visser ($26,722), as amended (April 8, 2011)

Exhibit 10.5*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (July 23, 2010) Replaced and superseded by Exhibit 10.21 filed herewith

Exhibit 10.6*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (August 4, 2010) Replaced and superseded by Exhibit 10.22 Filed herewith

Exhibit 10.7*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (August 31, 2010)

Exhibit 10.8*	Promissory Note With The Genesis Fund, Ltd. ($15,000) (September 13, 2010)

Exhibit 10.9*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (September 16, 2010)

Exhibit 10.10*	Promissory Note With The Genesis Fund, Ltd. ($5,000) (September 24, 2010)

Exhibit 10.11*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (December 7, 2010)

Exhibit 10.12*	Promissory Note With The Genesis Fund, Ltd. ($4,000) (December 9, 2010)

Exhibit 10.13*	Promissory Note With The Genesis Fund, Ltd. ($6,000) (December 17, 2010)

Exhibit 10.14*	Promissory Note With The Genesis Fund, Ltd. ($15,000) (December 27, 2010)

Exhibit 10.15*	Note Amendment Agreement With Genesis

Exhibit 10.16*	Revolving Line of Credit With Genesis

Exhibit 10.17*	Promissory Note With The Genesis Fund, Ltd. ($5,000) (January 28, 2011)

Exhibit 10.18*	Promissory Note With The Genesis Fund, Ltd. ($7,500) (February 7, 2011)

Exhibit 10.19*	Promissory Note With The Genesis Fund, Ltd. ($7,000) (February 25, 2011)

Exhibit 10.20*	Promissory Note With The Genesis Fund, Ltd. ($46,500)(June 10, 2011)

Exhibit 10.21*	Promissory Note With The Genesis Fund, Ltd. ($10,000)(July 23, 2011)

Exhibit 10.22*	Promissory Note With The Genesis Fund, Ltd. ($10,000)(August 4, 2011)

Exhibit 23.1*	Consent of Silberstein Ungar, PLLC

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

*   Attached hereto.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(a)	To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and rise represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material changes to such information in the Registration Statement.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5.	That, for the purpose of determining liability under the Securities Act:

Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned in the City of Grand Rapids, Michigan, on August 11, 2011.

TASK TECHNOLOGIES, INC.

 /s/ Guy D. Roberts
Guy D. Roberts
Chief Executive Officer
(Principal Executive Officer)
and Director

/s/ Steven R. Visser
Steven R. Visser
President, Chief Financial Officer
(Principal Accounting Officer),
Vice President of Finance and Administration,
Treasurer, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

/s/ Guy D. Roberts
Guy D. Roberts
Chief Executive Officer
(Principal Executive Officer)
Director

August 11, 2011

/s/ Steven R. Visser
Steven R. Visser
President, Chief Financial Officer
(Principal Accounting Officer),
Vice President of Finance and Administration,
Treasurer, Secretary and Director

August 11, 2011

/s/ Mark W. Ismond
Mark W. Ismond
Vice President of Investor Relations
and Director

August 11, 2011

/s/ Allan Vander Hart
Allan Vander Hart
Vice President of Sales and Marketing
and Director

August 11, 2011

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

Exhibit 3.1*	Articles of Incorporation (NV)

Exhibit 3.2*	Plan of Merger

Exhibit 3.3*	Certificate of Merger (MI)

Exhibit 3.4*	Articles of Merger (NV)

Exhibit 3.5*	Bylaws (NV)

Exhibit 5.1*	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered

Exhibit 10.1*	Master Services Agreement with Sabrecom Corporation

Exhibit 10.2*	Consulting Agreement with VentureQuest Industries Corp.

Exhibit 10.3*	Promissory Note With The Genesis Fund, Ltd. ($60,000) (June 11, 2010) (A portion of which has been repaid and a portion of which has been replaced and superseded by Exhibit 10.20 filed herewith)

Exhibit 10.4*	Promissory Note With Steven R. Visser ($26,722), as amended (April 8, 2011)

Exhibit 10.5*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (July 23, 2010) Replaced and superseded by Exhibit 10.21 filed herewith

Exhibit 10.6*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (August 4, 2010) Replaced and superseded by Exhibit 10.22 filed herewith

Exhibit 10.7*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (August 31, 2010)

Exhibit 10.8*	Promissory Note With The Genesis Fund, Ltd. ($15,000) (September 13, 2010)

Exhibit 10.9*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (September 16, 2010)

Exhibit 10.10*	Promissory Note With The Genesis Fund, Ltd. ($5,000) (September 24, 2010)

Exhibit 10.11*	Promissory Note With The Genesis Fund, Ltd. ($10,000) (December 7, 2010)

Exhibit 10.12*	Promissory Note With The Genesis Fund, Ltd. ($4,000) (December 9, 2010)

Exhibit 10.13*	Promissory Note With The Genesis Fund, Ltd. ($6,000) (December 17, 2010)

Exhibit 10.14*	Promissory Note With The Genesis Fund, Ltd. ($15,000) (December 27, 2010)

Exhibit 10.15*	Note Amendment Agreement With Genesis

Exhibit 10.16*	Revolving Line of Credit With Genesis

Exhibit 10.17*	Promissory Note With The Genesis Fund, Ltd. ($5,000) (January 28, 2011)

Exhibit 10.18*	Promissory Note With The Genesis Fund, Ltd. ($7,500) (February 7, 2011)

Exhibit 10.19*	Promissory Note With The Genesis Fund, Ltd. ($7,000) (February 25, 2011)

Exhibit 10.20*	Promissory Note With The Genesis Fund, Ltd. ($46,500)(June 10, 2011)

Exhibit 10.21*	Promissory Note With The Genesis Fund, Ltd. ($10,000)(July 23, 2011)

Exhibit 10.22*	Promissory Note With The Genesis Fund, Ltd. ($10,000)(August 4, 2011)

Exhibit 23.1*	Consent of Silberstein Ungar, PLLC

Exhibit 23.2*	Consent of The Loev Law Firm, PC (included in Exhibit 5.1)

*   Attached hereto.